    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1996
                                                      REGISTRATION NO. 333-15505
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                             CFI PROSERVICES, INC.
       (Exact name of small business issuer as specified in its charter)

                 OREGON                                 93-0704365
    (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                Identification No.)

                             400 S.W. SIXTH AVENUE
                             PORTLAND, OREGON 97204
                                 (503) 274-7280
 (Address and telephone number of registrant's principal executive offices and principal place of business)
                                 --------------

                               MATTHEW W. CHAPMAN
                      CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                             400 S.W. SIXTH AVENUE
                             PORTLAND, OREGON 97204
                                 (503) 274-7280
           (Name, address and telephone number of agent for service)
                                 --------------

                                   COPIES TO:

       F. Scott Farleigh, Esq.                    Gavin B. Grover, Esq.
     Heather Zane Anderson, Esq.                 Tamara Powell Tate, Esq.
     Farleigh, Wada & Witt, P.C.                    Eda S.L. Tan, Esq.
   121 S.W. Morrison St., Suite 600              Morrison & Foerster LLP
        Portland, Oregon 97204                    345 California Street
            (503) 228-6044                 San Francisco, California 94104-2675
                                                      (415) 677-7000

                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                 --------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                                 --------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THEM BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION, OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 3, 1996

PROSPECTUS

                                1,550,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    All of the 1,550,000 shares of Common Stock offered hereby are being sold by CFI ProServices, Inc. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol PROI. On November 1, 1996, the last reported sale price of the Company's Common Stock was $19.00 per share. See "Price Range of Common Stock."
                                 --------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                                 -------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              PRICE TO       UNDERWRITING      PROCEEDS TO
                                               PUBLIC        DISCOUNT (1)      COMPANY (2)
Per Share................................         $                $                $
Total (3)................................         $                $                $

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $300,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 232,500 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price
    to Public, Underwriting Discount and Proceeds to Company will be $       ,
    $       and $       , respectively. See "Underwriting."
                                 --------------

    The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1996, at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST

                                           DAIN BOSWORTH
                                                INCORPORATED

                                                   PACIFIC CREST SECURITIES INC.

            , 1996

                             CFI SOLUTIONS STRATEGY

[Diagram showing the clustering of the Company's products, by product category (listed below), around a wheel representing both a NETWORK SERVER and LOCAL/WIDE AREA NETWORK with HOST SYSTEMS CONNECTIVITY connecting to the NETWORK SERVER in the center of the wheel.]

LENDING WORKSTATION
Consumer, Commercial
Indirect
Real Estate
Loan Decision Support

CORPORATE OFFICES
Community Investment Analysis

CALL CENTER
Sales & Service

BRANCH OFFICES
Teller
Sales & Service
New Account Opening

ELECTRONIC DELIVERY
PC Private-Dial Banking
PC Internet Banking
ACH Transactions
Remittance Processing

CFI's software solutions have been licensed by more than 4,700 financial institutions to automate customer service and other operations at multiple points of customer contact. CFI provides a broad suite of products in the areas of lending, operations, electronic delivery and connectivity. Financial institutions use CFI products to improve sales and services, increase productivity, strengthen customer relationships and maintain compliance with both internal business policies and external government regulations. The Company's products are designed to operate in network environments and interface to host computing systems.

                                 --------------

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                                 --------------

Some of the Company's products are currently undergoing development. There can be no assurance that such products will be released according to schedule or at all.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS, OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, OR THE CONTEXT OTHERWISE REQUIRES, THE TERM "CFI" OR THE "COMPANY" REFERS TO CFI PROSERVICES, INC. AND ITS SUBSIDIARIES. CERTAIN OF THE STATEMENTS CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS."

                                  THE COMPANY

    CFI ProServices, Inc. ("CFI" or the "Company") is a leading provider of software solutions which automate customer service and support functions within the financial services industry. The Company integrates extensive knowledge of banking, technology and regulatory compliance requirements into a broad suite of software solutions. The Company's solutions enable financial institutions to perform transactions across multiple delivery channels, including branches, call centers and electronic banking. Over 40% of U.S. commercial banks have licensed at least one of the Company's solutions. The Company believes its brand name and reputation as a provider of high-quality solutions are widely recognized in the financial institution community. The Company's strategy is to establish long-term relationships with its customers and cross-sell multiple products throughout its customer base.

    The Company's products provide a number of benefits to financial institutions by addressing the regulatory requirements, system connectivity issues and internal business processes faced by these institutions. Using CFI's solutions, financial institutions are able to simplify sales and service processes and improve productivity through reduced operating costs and expanded capacity. CFI's products also enable institutions to comply with both internal business processes and external government regulations.

    CFI's products address the functions of a financial institution in the areas of lending, operations, electronic delivery and connectivity. CFI's lending products automate nearly every step in the lending process for consumer, commercial, indirect and real estate lines of business, including loan application and analysis, loan closing, portfolio analysis and risk management, as well as connectivity to credit scoring and reporting systems and for remote printing of loan documents. CFI's operations products automate the customer service, sales and account opening functions for the branch office platform, teller station and telephone call center. These products provide a common view of the entire customer relationship, enabling service personnel to leverage selling opportunities. CFI's electronic delivery products provide personal computer private-dial and Internet access to account inquiry and transaction capabilities, as well as automated clearinghouse ("ACH") transaction management and remittance processing. The Company's home banking products provide over a dozen functions, including account balance, account history, bill payment and online loan applications. The Company is currently a leading provider of personal computer banking solutions in the United States, with approximately 125 institutions offering private-dial or Internet banking services using the Company's solutions. CFI's connectivity products and services enable institutions to transfer or exchange data between CFI software and host systems across incompatible host systems.

    CFI has licensed its products to more than 4,700 commercial banks, thrifts and credit unions. Some of the Company's largest accounts include the following institutions: First Union National Bank, Star Banc Corporation, Banc One Services Corporation, The BISYS Group, Chase Manhattan Bank, First Citizens Bank & Trust Co., Barnett Banks, Inc., Banco Santander Puerto Rico, Union Planters Corporation and Regions Financial Corp. The Company distributes its products and services through an internal direct sales force of 32 professionals, supplemented by third-party vendor and turnkey relationships with numerous product and service vendors, including IBM and NCR.

    During 1993, substantially all of the Company's revenue was derived from the Company's compliance oriented Laser Pro lending products and Deposit Pro operations products. Today, the Company licenses over 20 products and is much less reliant on the Laser Pro and Deposit Pro product lines. For the nine months ended September 30, 1996, revenue from these compliance oriented product lines decreased to 52% of the Company's total revenue. CFI generates recurring revenue from software maintenance agreements. For the nine months ended September 30, 1996, service and support fee revenue accounted for approximately 38% of consolidated revenue. Substantially all software customers subscribe to the Company's service and support programs.

    As part of its growth strategy, the Company has acquired businesses, products and technologies which enhance its product suite, expand its customer base and leverage product cross-selling opportunities. The Company has acquired ten companies or businesses since 1994. CFI believes that it has achieved its objectives of growth and of broadening its product offerings through this acquisition program and intends to continue to selectively pursue acquisition opportunities.

    The Company's principal executive offices are located at 400 S.W. Sixth Avenue, Portland, Oregon 97204, and the telephone number at that address is
(503) 274-7280.

                                  THE OFFERING

Common Stock offered by the Company...  1,550,000 shares

Common Stock to be outstanding after
 this offering........................  6,372,623 shares (1)

Use of proceeds.......................  For general corporate purposes, including working capital and possible
                                        acquisitions.

Nasdaq National Market symbol.........  PROI

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
            (reclassified (2); in thousands, except per share data)

                                                             YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------
                                             1991         1992         1993         1994       1995 (3)
                                          ----------   ----------   ----------   ----------   ----------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Revenue
  Software license fees.................  $    5,713   $    8,307   $   14,686   $   16,781   $  18,918
  Service and support...................       5,130        6,626        9,748       12,775      15,060
  Other.................................       1,432        2,045        2,720        3,060       2,798
                                          ----------   ----------   ----------   ----------   ----------
    Total revenue.......................      12,275       16,978       27,154       32,616      36,776
Cost of revenue.........................       3,183        4,493        8,047        9,646      11,672
                                          ----------   ----------   ----------   ----------   ----------
Gross profit............................       9,092       12,485       19,107       22,970      25,104
                                          ----------   ----------   ----------   ----------   ----------
Operating expenses......................       8,723       10,389       15,670       17,859      20,552
Acquired in-process research and
 development and restructuring..........      --           --           --           --           4,549
                                          ----------   ----------   ----------   ----------   ----------
    Total operating expenses............       8,723       10,389       15,670       17,859      25,101
                                          ----------   ----------   ----------   ----------   ----------
Income (loss) from operations...........         369        2,096        3,437        5,111           3
Net income (loss).......................         258        1,744        2,264        3,514         323
Preferred stock dividend................         807          908          733           97          97
                                          ----------   ----------   ----------   ----------   ----------
Net income (loss) applicable to common
 shareholders...........................  $     (549)  $      836   $    1,531   $    3,417   $     226
                                          ----------   ----------   ----------   ----------   ----------
                                          ----------   ----------   ----------   ----------   ----------
Net income (loss) per share.............  $    (0.57)  $     0.25   $     0.41   $     0.71   $    0.05
                                          ----------   ----------   ----------   ----------   ----------
                                          ----------   ----------   ----------   ----------   ----------
Weighted average common and common
 equivalent shares outstanding..........         965        3,321        3,775        4,806       4,877
                                          ----------   ----------   ----------   ----------   ----------
                                          ----------   ----------   ----------   ----------   ----------

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,
                                                      (UNAUDITED)
                                          ------------------------------------
                                             1995             1996 (4)
                                          ----------   -----------------------
                                                                       PRO
                                                         ACTUAL     FORMA (5)
                                                       ----------   ----------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Revenue
  Software license fees.................  $   12,253   $   24,005   $  25,605
  Service and support...................      10,922       16,087      17,734
  Other.................................       2,264        2,577       2,606
                                          ----------   ----------   ----------
    Total revenue.......................      25,439       42,669      45,945
Cost of revenue.........................       8,345       14,411      15,548
                                          ----------   ----------   ----------
Gross profit............................      17,094       28,258      30,397
                                          ----------   ----------   ----------
Operating expenses......................      14,352       22,153      24,085
Acquired in-process research and
 development and restructuring..........      --            8,030       8,030
                                          ----------   ----------   ----------
    Total operating expenses............      14,352       30,183      32,115
                                          ----------   ----------   ----------
Income (loss) from operations...........       2,742       (1,925)     (1,718)
Net income (loss).......................       2,037       (1,650)     (1,634)
Preferred stock dividend................          72           72          72
                                          ----------   ----------   ----------
Net income (loss) applicable to common
 shareholders...........................  $    1,965   $   (1,722)  $  (1,706)
                                          ----------   ----------   ----------
                                          ----------   ----------   ----------
Net income (loss) per share.............  $     0.40   $    (0.36)  $   (0.36)
                                          ----------   ----------   ----------
                                          ----------   ----------   ----------
Weighted average common and common
 equivalent shares outstanding..........       4,870        4,746       4,746
                                          ----------   ----------   ----------
                                          ----------   ----------   ----------

                                                                                               SEPTEMBER 30, 1996
                                                                                           --------------------------
                                                                                            ACTUAL    AS ADJUSTED (6)
                                                                                           ---------  ---------------
                                                                                                  (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................................................  $     186     $  27,643
Working capital..........................................................................        967        28,424
Total assets.............................................................................     37,721        65,178
Short-term debt..........................................................................      3,302         3,302
Long-term debt, less current portion.....................................................      2,815         2,815
Mandatory Redeemable Class A Preferred Stock.............................................        756           756
Shareholders' equity.....................................................................     18,007        45,464

------------------------------
(1) Based on shares outstanding as of September 30, 1996. Excludes 834,260 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 1996 at an average exercise price of $10.90 per share and 33,341 shares of Common Stock that the Company is obligated to issue in November 1997 in connection with an acquisition. See "Capitalization."

(2) Certain amounts for all periods prior to 1996 have been reclassified to conform to the current presentation.

(3) Results for the year ended December 31, 1995 include a pretax charge of $4.5 million. The charge consists of $3.7 million for the value of Culverin Corporation's ("Culverin") in-process research and development efforts at the date of acquisition and $0.8 million for restructuring. Excluding the impact of the acquired in-process research and development and restructuring charges, net income and net income per share would have been $3.2 million and $0.66, respectively. The year ended December 31, 1995 statement of operations includes the results of Culverin's operations since the date of acquisition in November 1995. See Note 2 of Notes to Consolidated Financial Statements.

(4) Results for the nine month period ended September 30, 1996 include a pretax charge of $8.0 million for the value of in-process research and development efforts at the date of acquisition pertaining to five companies acquired in April 1996. Excluding the impact of the acquired in-process research and development charges, net income and net income per share would have been $3.5 million and $0.68, respectively. The results of operations for the nine months ended September 30, 1996 include the results of these companies' operations since the date of acquisition in April 1996. See Note 2 of Notes to Consolidated Financial Statements.

(5) The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1996 reflects the acquisitions of five companies acquired in April 1996 as if the acquisitions had occurred on January 1, 1995. See Note 2 of Notes to Consolidated Financial Statements. Such information is not necessarily indicative of either future results of operations or the results that might have occurred if the acquisitions had occurred on January 1, 1995. See "Pro Forma Consolidated Financial Statements."

(6) Adjusted to reflect the sale of 1,550,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $19.00 per share after deduction of the estimated underwriting discount and offering expenses payable by the Company. See "Use of Proceeds."
                               ------------------

    EXCEPT AS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

    The Company and its subsidiaries own the following trademarks: ACH Manager, ACH Remote, Application Manager, CFI, CFI ProServices, Contact!, Culverin, Deposit Pro, Encore!, fisCAL, fisCAL Plus, Genesys, GeoPro, Laser Pro, Laser Pro Lightning, LOANscape, LoansPlus, Personal Branch, Pro Active, ProForms, ProServices, RPxpress!, StarGate, StarGate F/X, and TriScore. All other brands and product names referenced in this Prospectus are registered trademarks, trademarks, or service marks of their respective holders.

                                  RISK FACTORS

    THE STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS (OR INCORPORATED BY REFERENCE HEREIN) REGARDING, AMONG OTHER THINGS, EXPECTATION OF FUTURE QUARTERLY FLUCTUATIONS, MARKET ACCEPTANCE, INTRODUCTION OF NEW PRODUCTS AND ENHANCEMENTS, DEPENDENCE ON HOST PROCESSOR RELATIONSHIPS, INTEGRATION OF ACQUISITIONS, SALES AND IMPLEMENTATION CYCLES, MANAGEMENT OF GROWTH, COMPETITION, DEPENDENCE ON THE FINANCIAL SERVICES INDUSTRY, DEVELOPMENT AND INTRODUCTION OF ELECTRONIC DELIVERY AND CALL CENTER PRODUCTS, PRODUCT CONCENTRATION, PRODUCT LIABILITY, DEPENDENCE UPON PROPRIETARY TECHNOLOGY, DEPENDENCE ON KEY EMPLOYEES, AND BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY AS OF THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FACTORS DETAILED BELOW. ACCORDINGLY, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY.

    POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. The Company has experienced, and expects in the future to experience, significant quarterly fluctuations in its results of operations. These fluctuations may be caused by various factors, including, among others: the size and timing of product orders and shipments; the timing and market acceptance of new products and product enhancements introduced by the Company and its competitors; the timing of the Company's completion of work under contracts accounted for under the percentage of completion method; customer order deferrals in anticipation of new products; aspects of the customers' purchasing processes, including the evaluation, decision-making and acceptance of products within the customers' organizations; factors affecting the sales process for the Company's products, including the complexity of customer implementation of the Company's products; the number of working days in a quarter; federal and state regulatory events; competitive pricing pressures; technological changes in hardware platforms, networking or communication technology; changes in Company personnel; the timing of the Company's operating expenditures; specific economic conditions in the financial services industry and general economic conditions.

    The Company typically ships or installs many of its products within three months of receipt of an order. As a result, software license fees in any quarter are substantially dependent on orders booked in that quarter or the previous quarter. In addition, the Company has generally recognized a substantial portion of its revenue in the last month of each quarter, with this revenue concentrated in the last weeks of the quarter. The Company's results of operations may also be affected by seasonal trends, including the tendency of some customers to complete purchases of products in the quarter ended December 31 or not to implement new orders in the quarter ended March 31. Furthermore, during typical vacation periods, key decision-making personnel at prospect financial institutions may not be available, which can adversely affect revenue for such periods. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of these expenses are relatively fixed, a small variation in the timing of recognition of specific revenue items can cause significant variations in operating results from quarter to quarter. Due to all of the foregoing factors, it is possible that in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be adversely affected. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as an indication of future performance.

    UNCERTAINTY OF MARKET; PRODUCT ACCEPTANCE. The market for software products and services to financial institutions is evolving and the Company's success is, in large part, dependent on the continuing development of this market. Although the Company believes that its existing products compete effectively with competitors' products, some of the Company's products have been licensed to a limited number of customers or, as to any specific customer, may only be used in a part of that customer's organization. A significant part of the Company's business strategy depends on financial institutions' adoption of new technologies in handling functions that previously may have been performed without the use of computers or with more rudimentary software applications. There can be no assurance that banks and other financial institutions will adopt new technologies required for, or that the Company's products will otherwise achieve, broad acceptance in this evolving market. In some instances, banks and other financial institutions may be reluctant to consider transitioning to some of the Company's products without first making significant decisions regarding the procurement or upgrade of computer systems or operating systems. In the event that the market for software solutions being offered by the Company should fail to develop, or that the Company's products should fail to succeed in this market, the Company's business, operating results and financial condition would be materially adversely affected. For example, one of the Company's competitors has recently announced the introduction of a Windows-based loan documentation product. Although this competing product has not yet been released and the Company believes that its Windows-based Laser Pro products will compete effectively against this product introduction, there can be no assurance that sales of the Company's Laser Pro products will not be adversely affected by its competitor's announcement. Furthermore, market acceptance of the Company's products will also depend on the Company's ability to ensure that its products operate together and, when appropriate, are integrated across the Company's product lines and with the products of other major service providers and vendors of hardware and software used in the financial services industry. In addition, a significant part of the Company's revenues are derived from continued support of the software after the initial sale and are in some cases based on per-transaction or per-user pricing. There can be no assurance that such pricing structures will continue to be accepted by customers of the Company.

    EARLY STAGE MARKET FOR ELECTRONIC DELIVERY PRODUCTS. The electronic banking market, and in particular the home banking portion of the market, is at a very early stage of development, is rapidly evolving, and is characterized by an increasing number of market entrants who have introduced or are developing competing products and services. As is typical for a new and evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. In particular, while the number of customers utilizing the Internet or private-dial connection as a vehicle for banking has grown rapidly, it remains limited and it is not known whether these markets will continue to develop such that a sufficient demand for the Company's software will emerge and be sustainable. The use of such electronic delivery channels by the banking community and its customers will require broad acceptance of new methods of conducting business and exchanging information. In particular, bankers and financial institutions with established methods of handling funds may be reluctant to accept commercial transactions over the Internet. Moreover, concerns regarding the security and confidentiality of Internet transactions may inhibit the growth of Internet commerce generally and as a result impact market acceptance of the Company's products. The Company's business will include procedures and services that have only recently been developed in the emerging electronic delivery market. The use of the Company's products is dependent, in part, upon the continued development of an industry and infrastructure for providing secure Internet access and carrying Internet traffic. In addition, the Internet may not prove to be a viable commercial marketplace, because of inadequate development of the necessary infrastructure, such as undercapacity, a reliable network backbone or timely development of complementary products, including high speed modems. There can be no assurance that commerce over the Internet will become generally adopted. If the market fails to develop or develops more slowly than expected, the infrastructure for the Internet is not adequately developed, or the Company's home banking products and services do not achieve market acceptance by a significant number of individuals, businesses and financial institutions, the Company's business, financial condition and operating results could be materially and adversely affected.

    EVOLVING MARKET FOR CALL CENTER PRODUCTS. While the Company anticipates that the market for its call center products will expand rapidly over the next two years and the Company has expended substantial resources in the development and improvement of its call center products, including the Company's current efforts toward reengineering its call center products for an anticipated release of an upgraded product in 1997, there can be no assurance that the Company's upgraded call center products will be released on a timely basis or will achieve market acceptance upon release. If the market fails to grow or grows more slowly than expected, the Company's business, results of operations and financial condition could be adversely affected.

    DEPENDENCE ON HOST PROCESSOR RELATIONSHIPS. The Company believes that market acceptance of its products is based in significant part on the ability of the products to share information with a financial institution's host processor system, or with the host processor systems of vendors providing processing services to such institution. The Company has developed significant expertise with most available host processor systems and the methods necessary to transfer data to and from such systems. Although the Company generally is able to develop interfaces that allow its products to operate effectively with host processor systems, integration is optimized where the Company and the provider of a host processor system cooperatively share information regarding the respective products' technologies, development schedules and enhancements. CFI has had varying degrees of success in establishing such relationships with host providers. In some cases, providers of host processor systems or processing services are or may become competitors of the Company with respect to one or more of the Company's products. As such, the Company is not always able to obtain access to host system technology necessary for developing optimal third-party system integration. There can be no assurance that the Company will be able to establish and maintain adequate relationships with important providers of host processor systems or processing services in the future. Failure to do so could have a material adverse effect on the business, results of operations and financial condition of the Company.

    UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF ACQUISITIONS AND RISKS OF NEW BUSINESS VENTURES. One of the Company's strategies is to continue to acquire complementary businesses, products and technologies, as well as to enter into new business ventures, including minority equity investments and joint ventures. Since 1994, the Company has acquired ten businesses or companies. Acquisitions of companies, businesses, products, or technologies, as well as entry into new business ventures, require the dedication of management resources in order to achieve the strategic objectives of the acquisitions and ventures. No assurance can be given that difficulties encountered in integrating the operations of businesses previously acquired or in the future acquired or entered into by the Company will be overcome, or that the specific benefits expected from integration of any particular acquisition or any new business venture, including the addition of new products and technologies, or increased sales and growth of the Company's customer base, will be achieved or that any anticipated cost savings will be realized. The difficulties of combining acquired operations into the Company have been, and, along with any entry into new business ventures in the future, can be expected to be exacerbated by the necessity of coordinating geographically separated organizations. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the Company's business and operations, including those of the businesses acquired or new business ventures. Difficulties encountered in connection with the Company's acquisition of businesses, products or technologies, and new business ventures, including those previously acquired, could have an adverse effect on the business, results of operations and financial condition of the Company. There can be no assurance that integration of businesses, products or technologies previously acquired by the Company, or acquired or entered into in the future, will be accomplished without having an adverse impact on the business, results of operations and financial condition of the Company or that the benefits or strategic objectives expected from any such integration or new business venture will be realized.

    MANAGEMENT OF GROWTH. The growth in the size and complexity of the Company's business and the expansion of its product lines and its customer base have placed and are expected to continue to place a significant strain on all aspects of the Company's business. In particular, the Company's emphasis on selling to large institutions has placed significant additional demands on its installation and implementation operations, and the growing installed base has placed additional demands on the customer support operation. The Company has grown from approximately 330 employees as of December 31, 1995 to approximately 480 employees as of September 30, 1996, and currently plans to continue to expand its staff. To accommodate growth, the Company will be required to upgrade or implement a variety of operational and financial systems, procedures and controls, including the improvement of its accounting and other internal management systems. There can be no assurance that the Company will be able to do so successfully. The Company's future operating results will depend on its ability to expand its support organization and infrastructure commensurate with its expanding base of installed products and on its ability to attract, hire and retain skilled personnel. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage personnel could have a material adverse effect on the

Company's business, operating results and financial condition. There can be no assurance that the Company will be able to effectively manage any future growth and any failure to do so would have a material adverse effect on the Company's business, operating results and financial condition. To the extent the anticipated growth fails to materialize, the Company's operating results could be adversely affected.

    DEPENDENCE ON KEY EMPLOYEES AND CONTRACT ENGINEERS. The Company believes that its future success will depend to a significant extent upon the contributions of its executive officers and key sales, engineering, marketing and technical personnel, including independent contractors used by the Company primarily in product development. The Company does not have "key person" life insurance on any of its employees. The loss of the services of one or more of the Company's key personnel could have a material adverse effect on the Company's business, operating results and financial condition. The Company also believes its future success will depend in large part upon its ability to attract and retain additional highly skilled personnel, particularly sales personnel and software engineers. Because of the sophistication of the Company's products and the technology environments in which they operate, the Company's sales, engineering and other personnel generally require advanced technical knowledge and significant training to perform competently. Competition for such personnel, particularly qualified software development engineers, is intense and the Company has, at times, experienced difficulty in locating personnel with the requisite level of expertise and experience. There can be no assurance that the Company will be successful in retaining its existing key personnel or in attracting and retaining the personnel it requires in the future.

    DELAYS IN INTRODUCTION OF NEW PRODUCTS AND PRODUCT ENHANCEMENTS. The Company's future success will depend upon its ability, on a timely basis, to develop or acquire and successfully introduce new products and to maintain and enhance its current products to meet customers' expanding needs. In addition, the Company must identify emerging trends and technological changes in its target markets, develop and maintain competitive products, enhance its products by adding innovative features that differentiate its products from those of its competitors and develop and bring products to market quickly at cost-effective prices. In particular, the Company believes its software-based products must respond quickly to users' needs for broad functionality and multi-platform support and to advances in hardware and operating systems. As a result of these requirements, the Company will need to make substantial investments in design and product development. Any failure by the Company to anticipate or respond adequately to technological and regulatory developments and customer requirements, or any significant delays in product development or introductions, could result in a loss of competitiveness and could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements that respond to technological or regulatory changes, evolving standards or changing customer requirements.

    In the past, the Company has experienced delays in the introduction of new products and product enhancements, including the Windows versions of its Deposit Pro and Laser Pro products, and in achieving market acceptance for certain of its products, including its Pro Active product. There can be no assurance that the Company will successfully complete on a timely basis products currently under development, including the Windows version of its Laser Pro Closing product, or that current or future products will achieve market acceptance. If the Company is not successful in developing new products and providing product enhancements in a timely manner, including those that incorporate regulatory changes into its products, it could have a material adverse impact on the Company's business, results of operations and financial condition.

    In addition, the introduction or announcement of products embodying new technologies, changes in industry standards, applicable regulations, or customer requirements, either by the Company or one or more of its competitors, could render the Company's existing products obsolete or unmarketable. One of the Company's competitors has recently announced, for example, the introduction of a Windows-based loan documentation product. Although this competing product has not yet been released and the Company believes that its Windows products will compete effectively against this product introduction, there can be no assurance that sales of the Company's Laser Pro Windows products will not be adversely affected by its competitor's announcement. There can be no assurance that the introduction or announcement of new product offerings by the Company or one or more of its competitors will not cause customers to defer purchases of existing Company products. Such deferment of purchases could have a material adverse effect on the Company's business, operating results and financial condition.

    LENGTHY SALES AND IMPLEMENTATION CYCLES. The license of the Company's software products generally requires the Company to educate prospective customers regarding the use and benefits of the Company's products. In addition, the implementation of the Company's products involves a significant commitment of resources by prospective customers and can be associated with substantial changes in workflow, processing or the configuration of hardware and other software. The product license and other fees charged by the Company are typically only a portion of the customer's related hardware, software, development, training and integration costs in implementing a system containing the Company's products. The license of the Company's software products can often require a board-level or executive decision by prospective customers. For these and other reasons, the period between initial indications of interest by a customer in the Company's product and the ultimate sale and implementation of the Company's product to the customer can often be lengthy (often ranging from three months to in excess of one year) and is subject to a number of significant delays over which the Company has little or no control. The Company's sales and implementation cycle could be lengthened by increases in the size and complexity of its license transactions and by delays in its customers' implementation or upgrade of the necessary computing environments.

    In addition, as the Company increases its emphasis on obtaining orders from larger financial institutions, particularly very large multistate institutions, the Company's overall mix of product licenses may involve an increased reliance on orders that have a longer sales and implementation cycle. Reliance on sales with a lengthy lead time for completion of the order and implementation of the product can result in delays in completion of expected sales and fluctuations in the recognition of sales revenue which may adversely affect the Company's business, results of operations and financial condition.

    COMPETITION. The market for the Company's products is intensely competitive and rapidly changing. A number of companies offer competitive products addressing certain of the Company's target markets. With respect to the Company's lending products, the principal competitors include Bankers Systems, Inc., FormAtion Technologies, Inc. (a subsidiary of John H. Harland Company), Interlinq Software Corporation, Fair Isaac & Company, Inc., Affinity Technology Group, Inc., Great Lakes Forms, Inc., APPRO Systems, Inc., and JetForm Corp. With respect to the Company's operations products, the principal competitors include Olivetti North America, Broadway & Seymour, Inc., Early, Cloud & Company and Footprint Software, Inc. (both subsidiaries of International Business Machines Corporation ("IBM")), Electronic Data Systems Corporation, Argo & Company, FIserv, Inc. ("FIserv"), Edify Corporation, and Software Dynamics, Inc. With respect to the Company's electronic delivery products, the principal competitors include CheckFree Incorporated, Visa Interactive, Edify Corporation, Online Resources & Communications Corporation, GOLDPAC Products, and Politzer & Haney. In addition, a number of prospective and existing customers of the Company have the internal capability to provide alternative solutions to the Company's lending, operations, or electronic delivery products and may, therefore, be viewed as competing with the Company. These alternatives may include internally developed software and hardware solutions, or methods of process management that do not involve software solutions. Some of the Company's competitors have significantly greater financial, technical, sales and marketing resources than the Company. The Company believes that the primary competitive factors in this market include product quality, reliability, performance, price, vendor and product reputation, financial stability, features and functions, ease of use and quality of support. There can be no assurance that competitors will not develop products that are superior to the Company's products or that achieve greater market acceptance. Further, because of the rapidly evolving nature of the industry, many of the Company's collaborative partners are current or potential competitors. In addition, a number of current or potential competitors have established or may establish cooperative relationships among themselves and with third parties that may present additional competition with products offered by the Company. The Company's competitors may also be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, utilize more extensive distribution channels, and bundle competing products.

    The Company's future success will depend significantly upon its ability to increase its share of the large bank market and to license additional products and product enhancements to existing customers. As the Company develops new products or enters new markets, it expects to encounter additional competitors, some of which may have significantly greater financial, technical, sales and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully in the future, or that competition will not have a material adverse effect on the Company's results of operations.

    PRODUCT CONCENTRATION. A significant portion of the Company's revenue is derived from a limited number of products. Revenue from the Company's Laser Pro products and Deposit Pro products represented over 82% and 52% of the Company's total revenue for the nine months ended September 30, 1995 and September 30, 1996, respectively, and over 91%, 82% and 79% for the years ended December 31, 1993, 1994 and 1995, respectively. Although the Company believes that these products will continue to represent a significant percentage of the Company's revenue for the near term, an important part of the Company's business strategy depends upon the ability of the Company to continue to develop and market its call center, branch automation, electronic banking and other new products. A decline in demand or prices for the Company's Laser Pro products or Deposit Pro products, whether as a result of new product introductions by the Company or its competitors, price competition, technological change, or failure of the Company's products to address customer requirements, could have a material adverse effect on the Company's business, results of operations and financial condition. The failure of the financial services industry in general to adopt new or modified technologies to improve and simplify business processes (in particular the products developed by the Company), or the failure of the Company to support this industry transition with products that effectively address customer requirements, would have a material adverse effect on the Company's business, results of operations and financial condition.

    DEPENDENCE ON FINANCIAL SERVICES INDUSTRY. Substantially all of the Company's revenue is derived from licenses and services to banks and other financial institutions, and its future growth is dependent on increased sales to the financial services industry. The success of the Company's customers is intrinsically linked to economic conditions in the financial services industry, which in turn are subject to intense competitive pressures and are affected by overall economic conditions. In addition, the Company believes that the license of its products is relatively discretionary and often requires a significant commitment of capital if accompanied by large-scale hardware purchases or commitments. As a result, although the Company believes that its products can be of substantial assistance to financial institutions in a competitive environment, demand for the Company's products and services could be disproportionately affected by instability or downturns in the financial services industry, which may cause existing or potential customers to exit the industry or delay, cancel or reduce any planned expenditures for technology solutions, including those offered by the Company. The financial services industry is currently experiencing consolidation that may affect demand for the Company's products. The financial services industry is highly regulated and changes in regulations affecting the financial services industry or the Company's products could have a significant effect on the Company. These and other factors adversely affecting the financial services industry and its purchasing capabilities could have a material adverse effect on the Company's business, results of operations and financial condition.

    PRODUCT LIABILITY RISKS; SOFTWARE DEFECTS. The Company's software products are highly complex and sophisticated and could, from time to time, contain design defects or software errors that could be difficult to detect and correct. In addition, implementation of the Company's products may involve a significant amount of customer-specific customization and may involve integration with systems developed by third parties. Software products offered by the Company are highly complex and normally contain undetected errors or failures that, despite significant testing by the Company, are discovered only after a product has been installed and used by customers. Although the Company's business has not been adversely affected by any such errors to date, there can be no assurance that significant errors will not be found in the Company's products in the future. Such errors could give rise to warranty or other liability of the Company, cause delays in product introduction and shipments, require design modifications, result in loss of or delay in market acceptance of the Company's products or loss of existing customers, any of which could adversely affect the Company's business, operating results and financial condition.

    The Company's products enable its customers to comply with a variety of complex and changing federal and state laws and regulations. Should documentation generated by the Company's products result in a customer's violation of such requirements due to a product defect, the customer, or possibly the governmental authority whose requirements were not met, could claim that the Company is responsible. The Company provides a compliance warranty on certain of its products that limits its liability to $1.0 million per customer per year and further limits the Company's liability for all of its customers to an aggregate of $2.5 million per year per occurrence of a common defect. There can be no assurance that these contract limits would be enforceable, or that claims would be covered by or would not exceed the limits of the Company's indemnity insurance policy issued by Lloyds of London. Further, there can be no assurance that this indemnity policy will be renewed or will remain priced within the Company's capacity to pay the premiums. In the event that the Company's contract limits are found to be unenforceable or that its insurance policy does not adequately cover claims, the Company's results of operations may be materially and adversely affected. In addition, there can be no assurance that the Company will be able to correct claimed or actual product defects in a timely manner, or at all.

    DEPENDENCE UPON PROPRIETARY TECHNOLOGY; INTELLECTUAL PROPERTY RIGHTS. The Company's success and ability to compete is dependent in part upon its proprietary technology, including its software. The Company relies primarily on a combination of copyright, trade secret, and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as know-how concerning the financial services industry and the kinds of software products that the Company licenses as well as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product service are essential for the Company in establishing and maintaining a technology leadership position. The Company may from time to time seek patent protection for innovations related to certain of its software products, but has not generally sought patent protections for its software. There has been an increase in the number of patents related to software that have been issued or applied for in the United States and, accordingly, the risk of patent infringement for software companies can be expected to increase. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. The Company has, with a small number of customers, provided limited access and restricted rights to the source code of certain products. Despite the Company's efforts to protect its proprietary rights, other parties may attempt to reverse engineer, copy or otherwise engage in unauthorized use of the Company's proprietary information. There can be no assurance that such unauthorized use will not occur. Monitoring unauthorized use of the Company's proprietary information is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy could occur. To the extent that the Company licenses software products in foreign countries (which it has done only on a limited basis to date), it may experience greater risks of software piracy inasmuch as the laws of certain foreign countries do not provide meaningful protection against piracy of software. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate.

    Certain technology or proprietary information incorporated in the Company's products is licensed from third parties, generally on a non-exclusive basis. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its products while it seeks to implement technology offered by alternative sources, and any required replacement licenses could prove costly. While it may be necessary or desirable in the future to obtain rights to third party technology, there can be no assurance that the Company will be able to do so on commercially reasonable terms, or at all.

    In the future, the Company may receive notices claiming that it is infringing the proprietary rights of third parties, and there can be no assurance that the Company will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future products, services or technologies. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competition in the Company's industry grows and the functionality and scope of products overlaps. Furthermore, there can be no assurance that employees or third parties have not improperly disclosed confidential or proprietary information to the Company. Any such claims, with or without merit, could be time consuming and expensive to defend, divert management's attention and resources, cause product shipment delays or require the Company to pay money damages or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all. In the event of a successful claim of product infringement against the Company and failure of the Company or its licensors to license the infringing or similar technology on reasonable terms, the Company's business, operating results and financial condition could be adversely affected. In addition, the Company may initiate claims against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Any such claim could be time consuming, result in costly litigation, and have a material adverse effect on the Company's business, operating results and financial condition.

    ANTITAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK. Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles"), including the classified Board of Directors currently in effect, could delay the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such event would be beneficial to the interests of the shareholders. In addition, the Company has 5,000,000 shares of authorized Series Preferred Stock. The Company may issue shares of such Series Preferred Stock in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Series Preferred Stock that may be issued in the future. The issuance of Series Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Articles also provide that certain business combinations must be approved by holders of at least 75% of the outstanding shares of Common Stock. See "Description of Securities Being Registered."

    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of a substantial number of restricted shares of Common Stock in the public market, or the issuance of shares of Common Stock, upon the exercise of options or otherwise, could affect adversely the market price of Common Stock. Upon completion of this offering, the Company will have outstanding an aggregate of 6,372,623 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options, based upon the number of shares outstanding as of September 30, 1996. Substantially all of such shares will be freely saleable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that 34,026 shares are held in escrow until April 1998 and shares of Common Stock held by affiliates are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act. Of the Restricted Shares, a total of 497,578 shares as of September 30, 1996 are subject to lock-up agreements that expire 90 days from the date of this Prospectus. The Company is obligated to issue 33,341 shares of Common Stock in connection with an acquisition, which shares will be eligible for sale under Rule 144 in November 1997. Furthermore, the Company may elect to issue additional shares in lieu of cash royalty obligations arising from prior acquisitions. In addition, the Company has filed registration statements under the Securities Act registering shares of Common Stock issued and issuable upon exercise of options granted pursuant to the Company's stock option plans, stock option agreements and employee stock purchase plan. As of September 30, 1996, the Company has reserved 1,164,454 shares of Common Stock for issuance pursuant to the Company's stock option plans, stock option agreements, and employee stock purchase plan. Of this amount, 834,260 shares were subject to outstanding options, 210,140 of which were subject to options that were exercisable as of September 30, 1996. See "Shares Eligible For Future Sale."

    BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS. The Company intends to use the net proceeds of this offering for working capital and other corporate purposes. The Company may use a portion of the net proceeds for acquisitions of complementary products, technologies or businesses. However, no plan or agreement with respect to any such acquisition currently exists. Accordingly, the Company's management will retain broad discretion as to the application of the net proceeds of the offering. There can be no assurance that management will make such application effectively or in a manner that will not result in a material adverse effect on the Company or its results of operations.

    VOLATILITY OF STOCK PRICE. The public offering price of the Common Stock offered hereby will be determined through negotiations between the Company and the Underwriters and may be lower than recent trading prices of the Company's Common Stock on the Nasdaq National Market. See "Underwriting." On November 1, 1996, the last reported sales price for the Common Stock on the Nasdaq National Market was $19.00 per share. There can be no assurance that the trading price of the Common Stock on the Nasdaq National Market will not decline below the public offering price or recent trading prices. Future announcements concerning the Company or its competitors, technological innovations, new product introductions, government regulations, market conditions in the Company's industries or changes in earnings estimates by analysts may cause the trading price of the Common Stock to fluctuate substantially.

    The trading price of the Company's Common Stock on the Nasdaq National Market has been and may continue to be subject to wide fluctuations in response to the Company's financial performance, market conditions in the software industry, new product introductions by the Company or its competitors or planned capital raising activities, as well as factors that may have no relevance to the Company or its markets including general economic, political and market conditions, such as recessions. In addition, historical trading volumes of the Company's Common Stock on the Nasdaq National Market have been consistently low, which the Company believes has amplified, and will continue to amplify, the volatility in the trading prices of the Common Stock.

    POSSIBLE EQUITY ISSUANCES; DILUTION. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. In connection with future capital-raising activities, or the acquisition of products, technologies or businesses, the Company may issue additional equity or convertible debt securities. In connection with several of the Company's acquisitions since 1994, including the acquisitions of Halcyon Group, Inc., Culverin and The Genesys Solutions Group, Inc., the Company has issued or is obligated to issue shares of Common Stock to the shareholders of these acquired entities. In certain acquisitions, the Company has the option to issue shares of its Common Stock in lieu of cash royalty payments that may become payable in the future. Future issuances of additional equity or convertible debt securities could result in additional dilution to the Company's shareholders. Investors purchasing shares of Common Stock in this offering will incur immediate and substantial dilution.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,550,000 shares of Common Stock offered by the Company hereby, at an assumed public offering price of $19.00, are estimated to be approximately $27.5 million ($31.6 million if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discount and estimated offering expenses. The net proceeds will be used for general corporate purposes, including working capital and possible acquisitions. The amounts actually expended by the Company for working capital purposes will vary significantly depending upon a number of factors, including future revenue growth, if any, the amount of cash generated by the Company's operations, and the progress of the Company's product development efforts. Hence, the Company's management will retain broad discretion in the allocation of the net proceeds of this offering. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of complementary businesses, products or technologies, for which a portion of the net proceeds may be used. However, the Company currently has no understandings, commitments or agreements with respect to any material acquisition of other businesses, products or technologies. Pending use of the net proceeds for the above purposes, the Company intends to invest the funds in investment-grade, short-term, interest-bearing securities.

                                DIVIDEND POLICY

    The Company has not declared or paid any cash dividends on its Common Stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and, therefore, does not currently anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock has traded publicly on the Nasdaq National Market under the trading symbol PROI since August 18, 1993. Prior to that time, there was no public market for the Company's Common Stock. The table below sets forth the high and low sales prices for the Company's Common Stock for the periods indicated as reported by the Nasdaq National Market.

                                                               HIGH       LOW
                                                              ------     ------
1994
  First Quarter.............................................  $14  3/4   $ 9  7/8
  Second Quarter............................................   15  1/2    10  1/2
  Third Quarter.............................................   15  1/4    12
  Fourth Quarter............................................   15  3/4    13  1/4
1995
  First Quarter.............................................   17  3/4    11  3/4
  Second Quarter............................................   14  3/4     9  1/4
  Third Quarter.............................................   17  1/2    12  5/8
  Fourth Quarter............................................   16  1/4    11  1/4
1996
  First Quarter.............................................   15  3/4     9  1/4
  Second Quarter............................................   28  1/4    15  1/8
  Third Quarter.............................................   25  5/8    15  1/4
  Fourth Quarter (through November 1).......................   20         15  1/2

    On November 1, 1996, the last reported sales price reported on the Nasdaq National Market for the Common Stock was $19.00 per share. On the same date, there were approximately 220 holders of record of the Common Stock.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the receipt by the Company of the estimated net proceeds from the sale by the Company of the 1,550,000 shares of Common Stock offered hereby at an assumed public offering price of $19.00 per share after deducting the estimated underwriting discount and estimated offering expenses. This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                    SEPTEMBER 30, 1996
                                                                                  ----------------------
                                                                                   ACTUAL    AS ADJUSTED
                                                                                  ---------  -----------
                                                                                      (IN THOUSANDS)
Short-term debt.................................................................  $   3,302   $   3,302
                                                                                  ---------  -----------
                                                                                  ---------  -----------
Long-term debt, less current portion............................................  $   2,815   $   2,815
Mandatory Redeemable Class A Preferred Stock....................................        756         756

Shareholders' equity
  Series Preferred Stock, 5,000,000 shares authorized, none issued and
   outstanding..................................................................         --          --
  Common Stock, no par value; 10,000,000 shares authorized, 4,822,623 shares issued and outstanding actual; and 6,372,623 shares issued and outstanding as
   adjusted.....................................................................     17,253      44,710
Retained earnings...............................................................        754         754
                                                                                  ---------  -----------
Total shareholders' equity......................................................     18,007      45,464
                                                                                  ---------  -----------
  Total capitalization..........................................................  $  21,578   $  49,035
                                                                                  ---------  -----------
                                                                                  ---------  -----------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere herein. The selected financial data regarding the Company set forth below are as of and for each of its most recent five years and as of and for the nine months ended September 30, 1996 and for the nine months ended September 30, 1995. The financial information for each of the three years in the period ended December 31, 1995 has been derived from the Company's consolidated financial statements for such periods, which were audited by Arthur Andersen LLP as indicated in their report included elsewhere in this Prospectus. The financial data for years ended December 31, 1991 and 1992 have been derived from audited financial statements not included herein. The financial information for the nine months ended September 30, 1995 and 1996 has been derived from unaudited interim consolidated financial statements. In the opinion of management, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and results of operations for the period. The operating results for the nine months ended September 30, 1996 may not be indicative of the results that may be expected for the year ended December 31, 1996 or in future periods. Certain amounts for all periods prior to 1996 have been reclassified to conform to the current presentation. The unaudited pro forma statement of operations for the nine months ended September 30, 1996 reflects the acquisition of five companies acquired in April 1996 as if the acquisitions had occurred on January 1, 1995. See Note 2 of Notes to Consolidated Financial Statements. Such information is not necessarily indicative of either future results of operations or the results that might have occurred if the acquisition had occurred on January 1, 1995. See "Pro Forma Consolidated Financial Statements."

                                                                     YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------------------------------
                                              1991            1992            1993            1994          1995 (1)
                                          -------------   -------------   -------------   -------------   -------------
CONSOLIDATED STATEMENT OF OPERATIONS
DATA:                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue
  Software license fees.................  $       5,713   $       8,307   $      14,686   $      16,781   $     18,918
  Service and support...................          5,130           6,626           9,748          12,775         15,060
  Other.................................          1,432           2,045           2,720           3,060          2,798
                                          -------------   -------------   -------------   -------------   -------------
  Total revenue.........................         12,275          16,978          27,154          32,616         36,776

Cost of revenue.........................          3,183           4,493           8,047           9,646         11,672
                                          -------------   -------------   -------------   -------------   -------------
Gross profit............................          9,092          12,485          19,107          22,970         25,104
                                          -------------   -------------   -------------   -------------   -------------

Operating expenses
  Sales and marketing...................          4,757           5,477           7,840           8,194          9,558
  Product development...................          2,374           2,861           4,803           5,153          6,356
  General and administrative............          1,522           1,981           2,957           4,352          4,295
  Amortization of intangibles...........             70              70              70             160            343
  Acquired in-process research and
   development and restructuring........       --              --              --              --                4,549
                                          -------------   -------------   -------------   -------------   -------------
    Total operating expenses............          8,723          10,389          15,670          17,859         25,101
                                          -------------   -------------   -------------   -------------   -------------
Income (loss) from operations...........            369           2,096           3,437           5,111              3
Other income (expense), net.............           (101)            (37)            138             377            487
                                          -------------   -------------   -------------   -------------   -------------
Income (loss) before income taxes.......            268           2,059           3,575           5,488            490
Provision for (benefit from) income
 taxes..................................             10             315           1,311           1,974            167
                                          -------------   -------------   -------------   -------------   -------------
Net income (loss).......................            258           1,744           2,264           3,514            323
Preferred stock dividend................            807             908             733              97             97
                                          -------------   -------------   -------------   -------------   -------------
Net income (loss) applicable to common
 shareholders...........................  $        (549)  $         836   $       1,531   $       3,417   $        226
                                          -------------   -------------   -------------   -------------   -------------
                                          -------------   -------------   -------------   -------------   -------------
Net income (loss) per share.............  $       (0.57)  $        0.25   $        0.41   $        0.71   $       0.05
                                          -------------   -------------   -------------   -------------   -------------
                                          -------------   -------------   -------------   -------------   -------------
Weighted average common and common
 equivalent shares outstanding..........            965           3,321           3,775           4,806          4,877
                                          -------------   -------------   -------------   -------------   -------------
                                          -------------   -------------   -------------   -------------   -------------


                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                                           (UNAUDITED)
                                          ---------------------------------------------
                                              1995                  1996 (2)
                                          -------------   -----------------------------
                                                             ACTUAL         PRO FORMA
                                                          -------------   -------------
CONSOLIDATED STATEMENT OF OPERATIONS
DATA:
Revenue
  Software license fees.................  $      12,253   $      24,005   $      25,605
  Service and support...................         10,922          16,087          17,734
  Other.................................          2,264           2,577           2,606
                                          -------------   -------------   -------------
  Total revenue.........................         25,439          42,669          45,945
Cost of revenue.........................          8,345          14,411          15,548
                                          -------------   -------------   -------------
Gross profit............................         17,094          28,258          30,397
                                          -------------   -------------   -------------
Operating expenses
  Sales and marketing...................          6,515           9,526          10,023
  Product development...................          4,373           7,841           8,488
  General and administrative............          3,244           4,034           4,735
  Amortization of intangibles...........            220             752             839
  Acquired in-process research and
   development and restructuring........       --                 8,030           8,030
                                          -------------   -------------   -------------
    Total operating expenses............         14,352          30,183          32,115
                                          -------------   -------------   -------------
Income (loss) from operations...........          2,742          (1,925)         (1,718)
Other income (expense), net.............            344             112             (35)
                                          -------------   -------------   -------------
Income (loss) before income taxes.......          3,086          (1,813)         (1,753)
Provision for (benefit from) income
 taxes..................................          1,049            (163)           (119)
                                          -------------   -------------   -------------
Net income (loss).......................          2,037          (1,650)         (1,634)
Preferred stock dividend................             72              72              72
                                          -------------   -------------   -------------
Net income (loss) applicable to common
 shareholders...........................  $       1,965   $      (1,722)  $      (1,706)
                                          -------------   -------------   -------------
                                          -------------   -------------   -------------
Net income (loss) per share.............  $        0.40   $       (0.36)  $       (0.36)
                                          -------------   -------------   -------------
                                          -------------   -------------   -------------
Weighted average common and common
 equivalent shares outstanding..........          4,870           4,746           4,746
                                          -------------   -------------   -------------
                                          -------------   -------------   -------------

                                                                           DECEMBER 31,
                                                       -----------------------------------------------------   SEPTEMBER 30,
                                                         1991       1992       1993       1994       1995          1996
                                                       ---------  ---------  ---------  ---------  ---------  ---------------
                                                                          (IN THOUSANDS)                        (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................  $     761  $   1,844  $   3,253  $   1,514  $   4,844     $     186
Working capital......................................        655      1,343     10,583     10,336      8,759           967
Property and equipment, net..........................        815        924      1,516      2,579      2,968         4,669
Total assets.........................................      6,002     10,041     23,165     27,487     36,587        37,721
Short-term debt......................................        398        301        120     --          3,951         3,302
Long-term debt, less current portion.................        335        103         17     --            423         2,815
Mandatory Redeemable Class A Preferred Stock.........        718        742        757        764        761           756
Shareholders' equity (deficit).......................     (2,800)    (1,998)    13,071     16,591     18,169        18,007

------------------------------
(1) Results for the year ended December 31, 1995 include a pretax charge of $4.5 million. The charge consists of $3.7 million for the value of Culverin's in-process research and development efforts at the date of acquisition and $0.8 million for restructuring. Excluding the impact of the acquired in-process research and development and restructuring charges, net income and net income per share would have been $3.2 million and $0.66, respectively. The year ended December 31, 1995 statement of operations includes the results of Culverin's operations since the date of acquisition in November 1995. See Note 2 of Notes to Consolidated Financial Statements.

(2) Results for the nine month period ended September 30, 1996 include a pretax charge of $8.0 million for the value of in-process research and development efforts at the date of acquisition pertaining to five companies acquired in April 1996. Excluding the impact of the acquired in-process research and development charges, net income and net income per share would have been $3.5 million and $0.68, respectively. The results of operations for the nine months ended September 30, 1996 include the results of these companies' operations since the date of acquisition in April 1996. See Note 2 of Notes to Consolidated Financial Statements.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The unaudited Pro Forma Consolidated Statement of Operations presents the effect of the acquisitions discussed in Note 1 of the Pro Forma Consolidated Financial Statements as if the acquisitions had occurred at January 1, 1995. The unaudited Pro Forma Consolidated Financial Statements of the Company are presented for informational purposes only and may not reflect the Company's future results of operations or what the results of operations of the Company would have been had such transactions occurred as of the date indicated.

    The unaudited Pro Forma Consolidated Financial Statements of the Company should be read in conjunction with the Consolidated Financial Statements and Notes thereto contained elsewhere in this Prospectus.

                             CFI PROSERVICES, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                                 MICROBILT
                                                        CFI                      FINANCIAL       INPUT
                                                    PROSERVICES,   CULVERIN      PRODUCTS     CREATIONS,
                                                       INC.       CORPORATION    DIVISION        INC.
                                                    -----------   -----------   -----------   -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue
  Software license fees...........................  $   18,918    $    2,995    $    6,983        --
  Service and support.............................      15,060           638         4,506    $    1,192
  Other...........................................       2,798            89           181        --
                                                    -----------   -----------   -----------   -----------
    Total revenue.................................      36,776         3,722        11,670         1,192
Cost of revenue...................................      11,672         1,394         4,266           807
  Impairment of capitalized software costs........      --            --               800        --
                                                    -----------   -----------   -----------   -----------
    Gross profit..................................      25,104         2,328         6,604           385
Operating expenses
  Sales and marketing.............................       9,558           891         1,665        --
  Product development.............................       6,356           747         1,412            99
  General and administrative......................       4,295           758         3,846           257
  Amortization of intangibles.....................         343        --            --            --
  Acquired in-process research and development and
   restructuring..................................       4,549        --            --            --
                                                    -----------   -----------   -----------   -----------
    Total operating expenses......................      25,101         2,396         6,923           356
                                                    -----------   -----------   -----------   -----------
    Income (loss) from operations.................           3           (68)         (319)           29
Non-operating income (expense)
  Interest expense................................          (3)       --            --            --
  Interest income.................................         490            18        --            --
  Other, net......................................      --            --            --            --
                                                    -----------   -----------   -----------   -----------
    Total non-operating income....................         487            18        --            --
                                                    -----------   -----------   -----------   -----------
Income (loss) before income taxes.................         490           (50)         (319)           29
Provision for (benefit from) income taxes.........         167            59          (112)       --
                                                    -----------   -----------   -----------   -----------
Net income (loss).................................         323          (109)         (207)           29
Preferred stock dividend..........................          97        --            --            --
                                                    -----------   -----------   -----------   -----------
Net income (loss) applicable to common
 shareholders.....................................  $      226    $     (109)   $     (207)   $       29
                                                    -----------   -----------   -----------   -----------
                                                    -----------   -----------   -----------   -----------
Net income (loss) per share.......................  $     0.05
                                                    -----------
                                                    -----------
Shares used in per share calculations.............       4,877
                                                    -----------
                                                    -----------

                                                                                                  CFI
                                                                   PATHWAYS                   PROSERVICES,
                                                      HALCYON      SOFTWARE,     PRO FORMA     INC. PRO
                                                    GROUP, INC.      INC.       ADJUSTMENTS      FORMA
                                                    -----------   -----------   -----------   -----------

Revenue
  Software license fees...........................  $      671        --            --        $   29,567
  Service and support.............................         466        --            --            21,862
  Other...........................................      --            --            --             3,068
                                                    -----------        -----         -----    -----------
    Total revenue.................................       1,137        --            --            54,497
Cost of revenue...................................         127        --        $      376(a)     18,642
  Impairment of capitalized software costs........      --            --              (800)(b)     --
                                                    -----------        -----         -----    -----------
    Gross profit..................................       1,010        --               424        35,855
Operating expenses
  Sales and marketing.............................         551        --            --            12,665
  Product development.............................         259    $      125        --             8,998
  General and administrative......................      --                25        --             9,181
  Amortization of intangibles.....................      --            --               565(c)        908
  Acquired in-process research and development and
   restructuring..................................      --            --            --             4,549
                                                    -----------        -----         -----    -----------
    Total operating expenses......................         810           150           565        36,301
                                                    -----------        -----         -----    -----------
    Income (loss) from operations.................         200          (150)         (141)         (446)
Non-operating income (expense)
  Interest expense................................         (16)       --              (312)(d)       (331)
  Interest income.................................           1        --              (306)(e)        203
  Other, net......................................      --            --            --            --
                                                    -----------        -----         -----    -----------
    Total non-operating income....................         (15)       --              (618)         (128)
                                                    -----------        -----         -----    -----------
Income (loss) before income taxes.................         185          (150)         (759)         (574)
Provision for (benefit from) income taxes.........      --               (51)          (35)(f)         28
                                                    -----------        -----         -----    -----------
Net income (loss).................................         185           (99)         (724)         (602)
Preferred stock dividend..........................      --            --            --                97
                                                    -----------        -----         -----    -----------
Net income (loss) applicable to common
 shareholders.....................................  $      185    $      (99)   $     (724)   $     (699)
                                                    -----------        -----         -----    -----------
                                                    -----------        -----         -----    -----------
Net income (loss) per share.......................                                            $    (0.16)
                                                                                              -----------
                                                                                              -----------
Shares used in per share calculations.............                                                 4,431
                                                                                              -----------
                                                                                              -----------

   The accompanying notes are an integral part of this pro forma consolidated statement.

                             CFI PROSERVICES, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                                                   MICROBILT
                                                        CFI        FINANCIAL       INPUT
                                                    PROSERVICES,   PRODUCTS     CREATIONS,
                                                       INC.        DIVISION        INC.
                                                    -----------   -----------   -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue
  Software license fees...........................  $   24,005    $    1,424        --
  Service and support.............................      16,087           987    $      525
  Other...........................................       2,577            29        --
                                                    -----------   -----------          ---
    Total revenue.................................      42,669         2,440           525
Cost of revenue...................................      14,411           900           133
                                                    -----------   -----------          ---
    Gross profit..................................      28,258         1,540           392
Operating expenses
  Sales and marketing.............................       9,526           345        --
  Product development.............................       7,841           529            16
  General and administrative......................       4,034           589           105
  Amortization of intangibles.....................         752        --            --
  Acquired in-process research and development....       8,030        --            --
                                                    -----------   -----------          ---
    Total operating expenses......................      30,183         1,463           121
                                                    -----------   -----------          ---
    Income (loss) from operations.................      (1,925)           77           271
Non-operating income (expense)
  Interest expense................................         (91)       --            --
  Interest income.................................         237        --            --
  Other, net......................................         (34)       --            --
                                                    -----------   -----------          ---
    Total non-operating income....................         112        --            --
                                                    -----------   -----------          ---
Income (loss) before income taxes.................      (1,813)           77           271
Provision for (benefit from) income taxes.........        (163)           27        --
                                                    -----------   -----------          ---
Net income (loss).................................      (1,650)           50           271
Preferred stock dividend..........................          72        --            --
                                                    -----------   -----------          ---
Net income (loss) applicable to common
 shareholders.....................................  $   (1,722)   $       50    $      271
                                                    -----------   -----------          ---
                                                    -----------   -----------          ---
Net loss per share................................  $    (0.36)
                                                    -----------
                                                    -----------
Shares used in per share calculations.............       4,746
                                                    -----------
                                                    -----------

                                                                                                  CFI
                                                                   PATHWAYS                   PROSERVICES,
                                                      HALCYON      SOFTWARE,     PRO FORMA     INC. PRO
                                                    GROUP, INC.      INC.       ADJUSTMENTS      FORMA
                                                    -----------   -----------   -----------   -----------

Revenue
  Software license fees...........................  $      176        --            --        $   25,605
  Service and support.............................         135        --            --            17,734
  Other...........................................      --            --            --             2,606
                                                           ---           ---         -----    -----------
    Total revenue.................................         311        --            --            45,945
Cost of revenue...................................          36        --        $       68(a)     15,548
                                                           ---           ---         -----    -----------
    Gross profit..................................         275        --               (68)       30,397
Operating expenses
  Sales and marketing.............................         152        --            --            10,023
  Product development.............................          72    $       30        --             8,488
  General and administrative......................      --                 7        --             4,735
  Amortization of intangibles.....................      --            --                87(c)        839
  Acquired in-process research and development....      --            --            --             8,030
                                                           ---           ---         -----    -----------
    Total operating expenses......................         224            37            87        32,115
                                                           ---           ---         -----    -----------
    Income (loss) from operations.................          51           (37)         (155)       (1,718)
Non-operating income (expense)
  Interest expense................................          (5)       --               (65)(d)       (161)
  Interest income.................................      --            --               (77)(e)        160
  Other, net......................................      --            --            --               (34)
                                                           ---           ---         -----    -----------
    Total non-operating income....................          (5)       --              (142)          (35)
                                                           ---           ---         -----    -----------
Income (loss) before income taxes.................          46           (37)         (297)       (1,753)
Provision for (benefit from) income taxes.........      --               (13)           30(f)       (119)
                                                           ---           ---         -----    -----------
Net income (loss).................................          46           (24)         (327)       (1,634)
Preferred stock dividend..........................      --            --            --                72
                                                           ---           ---         -----    -----------
Net income (loss) applicable to common
 shareholders.....................................  $       46    $      (24)   $     (327)   $   (1,706)
                                                           ---           ---         -----    -----------
                                                           ---           ---         -----    -----------
Net loss per share................................                                            $    (0.36)
                                                                                              -----------
                                                                                              -----------
Shares used in per share calculations.............                                                 4,746
                                                                                              -----------
                                                                                              -----------

   The accompanying notes are an integral part of this pro forma consolidated statement.

                             CFI PROSERVICES, INC.
            FOOTNOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

1.  BASIS OF PRESENTATION
    The accompanying unaudited pro forma consolidated financial statements have been prepared to present the effect of the acquisition by the Company of Culverin Corporation ("Culverin"), MicroBilt Financial Products Division ("MFPD"), which includes OnLine Financial Communication Systems, Inc. and COIN Banking Systems, Inc., Input Creations, Inc. ("INPUT"), Halcyon Group, Inc. ("Halcyon") and Pathways Software, Inc. ("Pathways"). The pro forma consolidated financial statements have been prepared based upon the historical financial statements of the Company, Culverin, MFPD, INPUT, Halcyon and Pathways as if the acquisitions had occurred on January 1, 1995. The historical amounts reflected in the pro forma consolidated financial statements for Culverin, MFPD, INPUT, Halcyon and Pathways are for the periods prior to their respective acquisitions by the Company.

    The Pro Forma Consolidated Statements of Operations are presented for informational purposes only and may not be indicative of the results of operations that actually would have occurred if the transactions had been in effect as of January 1, 1995, nor do they purport to indicate the results of future operations of the Company. The pro forma consolidated financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. Management believes that all adjustments necessary to present fairly such pro forma consolidated financial statements have been made based on the terms and structure of the transactions.

2.  PRO FORMA ADJUSTMENTS

                                                                YEAR ENDED       NINE MONTHS
                                                               DECEMBER 31,    ENDED SEPTEMBER
                                                                   1995           30, 1996
                                                              ---------------  ---------------
a.  Cost of revenue was adjusted as follows:
      To record purchased software amortization.............     $     273        $      68
      To record contingent royalties........................           103           --
                                                                     -----              ---
                                                                 $     376        $      68
                                                                     -----              ---
                                                                     -----              ---
b.  Eliminate impairment of capitalized software costs......     $     800           --
                                                                     -----              ---
                                                                     -----              ---
c.  Amortization of intangibles expense was adjusted as
 follows:
      To record other intangible amortization...............     $     565        $      87
                                                                     -----              ---
                                                                     -----              ---
d.  To record interest expense on acquisition-related
 debt.......................................................     $     312        $      65
                                                                     -----              ---
                                                                     -----              ---
e.  To record lost interest income on cash paid for
 acquisitions...............................................     $     306        $      77
                                                                     -----              ---
                                                                     -----              ---
f.  Income tax expense (benefit) was adjusted as follows:
      To record pro forma taxes related to INPUT's and
       Halcyon's S Corporation status.......................     $      86        $     127
      To record decrease in taxes due to additional
       royalties............................................           (35)          --
      To record decrease in taxes due to additional interest
       expense..............................................          (106)             (22)
      To record decrease in taxes due to lost interest
       income...............................................          (104)             (26)
      To record additional tax expense related to reversal
       of impairment of capitalized software costs..........           320           --
      To record tax benefit of deductible purchased software
       amortization.........................................          (105)             (26)
      To record tax benefit of deductible other intangible
       amortization.........................................           (91)             (23)
                                                                     -----              ---
                                                                 $     (35)       $      30
                                                                     -----              ---
                                                                     -----              ---

3.  NET LOSS PER SHARE
    Shares used in the pro forma net loss per share for the year ended December 31, 1995 have been adjusted to remove dilutive common stock options and to account for the effect of shares to be issued in connection with the acquisitions as if outstanding for the entire year.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO SHOULD BE READ IN CONJUNCTION WITH THE FOLLOWING DISCUSSION. THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    CFI is a leading provider of customer service software products and services to financial institutions. The Company combines its technology, banking, and legal expertise to deliver knowledge-based software solutions that enable institutions to simplify key business processes such as sales and service, improve productivity, strengthen customer relationships, and maintain compliance with both internal business policies and external government regulations. Over 4,700 financial institutions have licensed one or more of the Company's products. In addition, approximately 125 institutions are offering private-dial personal computer-based home banking services to their customers using CFI's Personal Branch products.

    During 1993, substantially all of the Company's revenue was derived from the Company's Laser Pro lending products and Deposit Pro operations products. Today, the Company licenses more than 20 products organized into four product groups: lending, operations, electronic delivery, and connectivity software. Due to its product diversification efforts, the Company is now less reliant on the Laser Pro and Deposit Pro product lines. For the nine months ended September 30, 1996 revenue from these product lines decreased to 52% of the Company's total revenue.

    CFI generates recurring revenue from software maintenance agreements. For the nine months ended September 30, 1996, service and support fees revenue, primarily for Laser Pro and Deposit Pro, accounted for approximately 38% of consolidated revenue. Substantially all software customers subscribe to the Company's service and support programs, which provide ongoing product enhancements and, where applicable, updates to facilitate compliance with changing banking regulations.

    The Company's cost structure is relatively fixed and cost of revenue, in aggregate, does not vary significantly with changes in revenue. As a result, the Company typically generates greater profit margins from incremental sales once fixed costs are covered. In addition, any failure to achieve revenue targets in a particular period would adversely affect profits for that period.

    Sales to larger banks are expected to constitute a higher percentage of total revenue in future periods. Transactions with these larger banks are typically of greater scope, usually involve a greater sales effort over a longer period of time, and require more customization and prolonged acceptance testing. Accordingly, the predictability of revenue for any particular period will be diminished to the extent the Company increases sales to larger banks.

    The Company's backlog as of September 30, 1996 was approximately $9.2 million, as compared to $5.1 million as of September 30, 1995. The Company's backlog as of December 31, 1995, 1994 and 1993 was approximately $6.1 million, $2.0 million, and $4.3 million, respectively. CFI's backlog consists of orders taken but not yet booked as revenue and is not indicative of future operating results. Orders constituting the Company's backlog are subject to changes in delivery schedules or to cancellation at the option of the purchaser without significant penalty. The timing of the Company's orders and revenue has become less predictable during 1995 and 1996 as CFI has increased its focus on generating business from large accounts and multiple product sales. In light of its increased emphasis on large accounts and multiple product sales, the Company has taken steps to increase and maintain its backlog. The stated backlog is not necessarily indicative of the Company's revenue for any future period.

ACQUISITIONS AND NEW BUSINESS VENTURES

    The Company continues to pursue opportunities to expand its market presence by acquiring products, technologies and companies that complement the Company's product suite or increase its market share. The Company has completed ten acquisitions since June 1994. See Note 2 of Notes to Consolidated Financial Statements.

                COMPANY                    DATE ACQUIRED          PRINCIPAL PRODUCTS/MARKETS ACQUIRED
---------------------------------------  ------------------  ----------------------------------------------
Assets of the Products Division of           June 1994       Access to certain midwestern states for the
 Professional Bank Systems, Inc.                             Company's compliance products

The Genesys Solutions Group, Inc.          September 1994    Call center software

Texas Southwest Technology Group             April 1995      StarGate connectivity products and ACH
                                                             products

Culverin Corporation                       November 1995     Encore! Platform and teller branch automation
                                                             products and RPxpress! remittance processing
                                                             product

OnLine Financial Communications              April 1996      Over 1,000 branch automation customers
 Systems, Inc.                                               employing DOS-based technology

COIN Banking Systems, Inc.                   April 1996      Application Manager indirect lending product

Assets of Input Creations, Inc.              April 1996      LOANscape mortgage lending product

Assets of Halcyon Group, Inc.                April 1996      fisCAL loan decision support product and
                                                             TriScore

Assets of Pathways Software, Inc.            April 1996      LoansPlus neural net loan decision support and
                                                             portfolio management product

Vendor Payment Systems, Inc.                 April 1996      Bill payment services company

    There can be no assurance that any of these or future acquisitions will have a favorable impact on the performance of the Company. The Company believes that it has achieved its objectives of growth and broadening its product offerings through this acquisition program and intends to continue to pursue acquisitions in the future. However, the Company currently has no understandings, commitments or agreements with respect to any material acquisition of other businesses, products or technologies.

    The aggregate purchase price for these ten acquisitions was $20.2 million and 380,967 shares of Common Stock, plus contingent royalties. In connection with such acquisitions, the Company incurred non-cash charges primarily relating to the write-off of acquired in-process research and development efforts totaling $8.0 million in April 1996 and $4.5 million in November 1995. The terms of certain of the acquisitions provide that, based on various factors including the passage of time, certain product revenue or product development, the Company will be required to pay contingent royalties, some of which obligations the Company may satisfy through the issuance of shares of its Common Stock. See "-- Cost of Revenue." Because amortization of certain intangible assets arising from the Company's acquisition activity is not deductible for federal income tax purposes, certain amortization expense incurred by the Company has the effect of increasing the Company's effective tax rate for financial reporting purposes.

    The Company may also evaluate from time to time establishing new business operations or making minority investments in new business ventures, including joint ventures.

RESULTS OF OPERATIONS

    The following table sets forth statements of operations data of the Company expressed as a percentage of total revenue for the periods indicated:

                                                                            YEAR ENDED                NINE MONTHS ENDED
                                                                           DECEMBER 31,                 SEPTEMBER 30,
                                                                ----------------------------------  ----------------------
                                                                   1993        1994        1995        1995        1996
                                                                ----------  ----------  ----------  ----------  ----------
Revenue
  Software license fees.......................................       54.1%       51.5%       51.4%       48.2%       56.3%
  Service and support.........................................       35.9        39.2        41.0        42.9        37.7
  Other.......................................................       10.0         9.3         7.6         8.9         6.0
                                                                    -----       -----       -----       -----       -----
Total revenue.................................................      100.0       100.0       100.0       100.0       100.0
Gross profit..................................................       70.4        70.4        68.3        67.2        66.2
Operating expenses
  Sales and marketing.........................................       28.8        25.1        26.0        25.6        22.2
  Product development.........................................       17.7        15.8        17.3        17.2        18.4
  General and administrative..................................       10.9        13.3        11.7        12.7         9.5
  Amortization of intangibles.................................        0.3         0.6         0.9         0.9         1.8
  Acquired in-process research and development and
   restructuring..............................................      --          --           12.4       --           18.8
                                                                    -----       -----       -----       -----       -----
Total operating expenses......................................       57.7        54.8        68.3        56.4        70.7
                                                                    -----       -----       -----       -----       -----
Income (loss) from operations.................................       12.7        15.6       --           10.8        (4.5)
Nonoperating income...........................................        0.5         1.2         1.4         1.3         0.3
                                                                    -----       -----       -----       -----       -----
Income (loss) before income taxes.............................       13.2        16.8         1.4        12.1        (4.2)
Provision for (benefit from) income taxes.....................        4.8         6.0         0.5         4.1        (0.4)
Preferred stock dividend......................................        2.8         0.3         0.3         0.3         0.2
Net income (loss) applicable to common shareholders...........        5.6%       10.5%        0.6%        7.7%       (4.0)%
                                                                    -----       -----       -----       -----       -----
                                                                    -----       -----       -----       -----       -----

    The following table sets forth percentage changes period over period in the statements of operations data of the Company:

                                                                                                       NINE MONTHS ENDED
                                                         FISCAL YEAR 1994       FISCAL YEAR 1995      SEPTEMBER 30, 1996
                                                               OVER                   OVER                   OVER
                                                         FISCAL YEAR 1993       FISCAL YEAR 1994      SEPTEMBER 30, 1995
                                                       ---------------------  ---------------------  ---------------------
Revenue
  Software license fees..............................              14%                    13%                    96%
  Service and support................................              31                     18                     47
  Other..............................................              13                     (9)                    14
Total revenue........................................              20                     13                     68
Gross profit.........................................              20                      9                     65
Operating expenses
  Sales and marketing................................               5                     17                     46
  Product development................................               7                     23                     79
  General and administrative.........................              47                     (1)                    24
Total operating expenses.............................              14                     40                    110
Income (loss) from operations........................              49                    (99)                  (170)
Nonoperating income..................................             173                     29                    (67)
Income (loss) before income taxes....................              54                    (91)                  (159)
Provision for (benefit from) income taxes............              51                    (92)                  (116)
Net income (loss) applicable to common
 shareholders........................................             123                    (93)                  (188)

REVENUE

    Total revenue increased 68% to $42.7 million for the nine month period ended September 30, 1996 compared to $25.4 million for the comparable period in 1995. Revenue attributable to the companies acquired in April 1996 accounted for $7.8 million of the $17.3 million increase, and the Culverin products acquired in November 1995 accounted for an additional $5.5 million. Total revenue increased 13% to $36.8 million and 20% to $32.6 million for the years ended December 31, 1995 and 1994, respectively. Revenue attributable to Culverin products accounted for $1.1 million of the increase in 1995.

    SOFTWARE LICENSE FEES. Software license fees include sales of software to customers, fees for software customization, and fees related to implementing software and systems at customer sites.

    Software license fees increased $11.7 million, or 96%, to $24.0 million for the nine month period ended September 30, 1996 from $12.3 million for the comparable period in 1995. Of the increase, $4.4 million was contributed by the companies acquired in April 1996, $4.8 million was attributable to the Culverin products acquired in November 1995 and $2.5 million was from internal growth, principally from Deposit Pro and Personal Branch. Of the $4.4 million increased revenue attributable to the April 1996 acquisitions, sales of the COIN Banking Systems, Inc. ("COIN") indirect lending and OnLine Financial Communications Systems, Inc. ("OnLine") branch automation products acquired from MicroBilt Corporation accounted for $3.2 million. The Company expects sales of the OnLine and COIN products to decrease in future quarters because the Company is not actively selling the OnLine DOS-based branch automation products and is only in the initial phases of converting the DOS-based COIN indirect lending product to the Windows platform.

                      PERCENTAGE OF SOFTWARE LICENSE FEES

                                                                                          NINE MONTHS
                                                             YEAR ENDED                      ENDED
                                                            DECEMBER 31,                 SEPTEMBER 30,
                                                 ----------------------------------  ----------------------
                                                    1993        1994        1995        1995        1996
                                                 ----------  ----------  ----------  ----------  ----------
Lending Products...............................         58%         72%         66%         71%         45%
Operations Products............................         42          26          22          20          40
Electronic Delivery Products...................      --              2          10           7          12
Connectivity Products..........................      --          --              2           2           3
                                                        --          --          --          --          --
Total..........................................        100%        100%        100%        100%        100%
                                                        --          --          --          --          --
                                                        --          --          --          --          --

    Lending products license revenue grew $2.3 million, or 26%, for the nine month period ended September 30, 1996 over the comparable period in 1995. Substantially all of the increase came from sales of Application Manager, fisCAL, and LOANscape, all products acquired in April 1996. As a percentage of total license revenue, lending products declined for the same periods to 45% from 71%, reflecting the Company's successful efforts to broaden its product offerings. License revenue from sales of Laser Pro for the nine months ended September 30, 1996 was essentially flat compared with the same period in 1995.

    Operations products increased $7.0 million, or 281%, for the nine month period ended September 30, 1996, over the comparable period in 1995. As a percentage of total license revenue, operations products revenue doubled from 20% to 40% for the same periods. Sales of the Encore! and OnLine branch automation products acquired after the 1995 period accounted for nearly $6 million of the increase. Increased Deposit Pro sales, attributable to the release of the Windows version of that product, accounted for most of the remainder of the increase.

    License fees from the sale of electronic delivery products increased $2.1 million, or 254%, for the nine months ended September 30, 1996 over the comparable period in 1995. The Personal Branch home banking product accounted for $1.0 million of the increase. The remainder of the increase is attributable to sales of the

Culverin remittance processing product. As a percentage of license revenue for the same periods, electronic delivery product revenue grew from 7% to 12%. The Personal Branch home banking product has been licensed to approximately 125 financial institutions.

    The StarGate connectivity products accounted for $0.4 million of license revenue growth, or 136%, for the nine months ended September 30, 1996 over the comparable period in 1995. Volumes for these products are tied closely to the Company's sales of its various products to larger institutions and through third party host software providers. To the extent sales to larger institutions increase, license revenue for StarGate connectivity products would be expected to increase.

    Software license revenue increased $2.1 million, or 13%, in 1995 over 1994. Higher sales of Personal Branch, the Company's electronic banking product, along with revenue from the newly acquired Culverin products, were the primary causes of the increase. Sales of Laser Pro and Deposit Pro, the Company's core historical product lines, were essentially flat for 1995 compared to 1994. Consequently, with increased sales of Personal Branch and the Culverin products, revenue for Laser Pro and Deposit Pro declined as a percentage of total software fees from 85% in 1994 to 76% in 1995.

    During 1995, pricing for Personal Branch was restructured to make the product more appealing to the market. The initial sale price is now generally fixed (where previously it varied with the size of the institution), but annual support fees are now based on the number of end-users utilizing the customer's system. Management believes this pricing structure addresses the concerns of many prospective customers about making significant investments in the electronic banking arena, thereby improving the marketability of Personal Branch. No significant price changes for other product lines occurred during the periods presented.

    Software revenue in 1994 increased by $2.1 million, or 14%, over 1993. This increase resulted primarily from higher sales of Laser Pro and the addition of the Genesys software products acquired in September 1994. Partially offsetting the increase were lower sales of Deposit Pro in 1994, which had an unusually strong year in 1993. In 1993, the Truth in Savings legislation was enacted, mandating changes to financial institutions' disclosure requirements.

    SERVICE AND SUPPORT FEES. Service and support fees consist primarily of recurring software support charges and revenue from training customers in the use of the Company's products. Substantially all of the Company's software customers subscribe to its support services, which provide for the payment of annual or quarterly maintenance fees. Service and support fees increased $5.2 million, or 47%, to $16.1 million for the nine month period ended September 30, 1996 from $10.9 million for the comparable period in 1995. Service and support fees for products acquired in April 1996 accounted for $3.0 million of this increase. Service and support fees grew 18%, or $2.3 million, in 1995 over 1994 compared to growth of 31%, or $3.0 million, in 1994 over 1993. This increase resulted primarily from increases in the installed base of the Company's products, in part driven by the 1993 Truth in Savings legislation and in part by the Company's acquisition of new products. Aside from changes to Personal Branch pricing in 1995, no other significant changes in service and support pricing have occurred during the periods presented.

    OTHER REVENUE. Other revenue includes Vendor Payment Systems' processing fees, sales of preprinted forms and supplies, and certain consulting revenue. For the nine months ended September 30, 1996, this revenue increased $0.3 million but was 6% of total revenue, down from 9% in the comparable period in 1995. The acquisition of Vendor Payment Systems in April 1996 caused this increase. The Company does not expect other revenue to grow significantly in the future.

COST OF REVENUE

    Cost of revenue primarily consists of amortization of internally developed and purchased software, royalty payments, compliance warranty insurance premiums, software production costs, costs of product support, training and implementation, costs of software customization, materials costs for forms and supplies, and bill payment processing costs.

    Cost of revenue increased $6.1 million, or 73%, to $14.4 million for the nine months ended September 30, 1996 over the comparable period in 1995. Of this increase, $1.4 million resulted from the November 1995 acquisition of Culverin and $3.5 million resulted from the companies acquired in April 1996. The remainder of the increase is attributable to higher implementation costs associated with the growing number of large financial institution projects, additional personnel required to support the increased installed base of customers, and increased software amortization. Software amortization was $1.3 million and $1.0 million for the nine months ended September 30, 1996 and 1995 and $1.4 million, $0.6 million and $0.6 million for the years ended December 31, 1995, 1994 and 1993.

    Cost of revenue increased by 21% in 1995 over 1994, and was 32% of total revenue in 1995 compared to 30% in 1994. The increase in 1995 over 1994 was largely a result of increased amortization of internally developed and purchased software, along with increased implementation cost necessary to support the Company's entry into the market of larger financial institutions. In addition, increased staffing in the Customer Service department, which occurred mostly in the middle of 1994 to meet the greater support and training needs of a larger customer base, contributed to the increase. Cost of revenue for 1994 increased by 20% over 1993. Increased expense for additional support staffing in the latter half of 1994, combined with increased implementation efforts, were partially offset by decreased royalties resulting from the expiration, in 1993, of a royalty obligation related to Deposit Pro.

    As a result of recent acquisitions and product development efforts, costs resulting from royalty payments and amortization of internally developed and purchased software will increase in future periods. The Company is obligated to pay royalties ranging from 3% to 18% of revenue related to certain products acquired in the various acquisitions since June 1994. In addition, the Company is obligated to pay MicroBilt Corporation a fixed amount per OnLine customer converted to the Company's products. The royalty obligations generally extend three to five years from the acquisition date.

OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses increased to $9.5 million, or 22% of revenue, for the nine month period ended September 30, 1996, compared to $6.5 million, or 26% of revenue, for the comparable period in 1995. Less than $1.0 million of this increase is attributable to the companies acquired in April 1996, and less than $0.5 million is attributable to the November 1995 acquisition of Culverin. None of these acquired organizations had significant sales and marketing operations. The remainder of the increase resulted from increased commissions on higher sales, continued growth in the major accounts sales force and an increase of more than twofold in the size of the Personal Branch sales force. The decrease in expenses as a percentage of revenue is primarily a result of revenue from acquired companies and new products sold through the Company's existing national direct sales and telemarketing operations.

    Sales and marketing expenses increased $1.4 million in 1995 compared to $0.4 million in 1994, and were 26% of total revenue in 1995 compared to 25% in 1994. The increase in expenses resulted largely from higher commissions and bonuses associated with increased revenue, along with additional costs associated with the development of a major accounts group targeted exclusively at larger financial institutions. The increase in expenses as a percentage of revenue was primarily a consequence of lower than expected new product sales and sales to larger banks, particularly in the first quarter of 1995. Sales and marketing expenses were $8.2 million in 1994 compared to $7.8 million in 1993. The decrease of four percentage points in expenses as a percentage of total revenue in 1994 compared to 1993 was due primarily to lower sales commissions and bonuses resulting from a 1994 compensation plan that was more demanding relative to the revenue produced. In addition, the impact of the Truth in Savings legislation on 1993 revenue was greater than planned, resulting in more sales people achieving increased commission levels for a more significant portion of sales in 1993.

    PRODUCT DEVELOPMENT. Product development expenses include costs of maintaining and enhancing existing products and developing new products. Product development expenses increased to $7.8 million, or 18% of revenue, for the nine month period ended September 30, 1996 compared to $4.4 million, or 17% of revenue, for the comparable period in 1995. The companies acquired in April 1996 accounted for $1.2 million of the increase, and the November 1995 acquisition of Culverin accounted for another $1.9 million. Product development expenses increased to $6.4 million, or 17% of revenue, in 1995, compared to $5.2 million, or 16% of revenue, in 1994 and to $4.8 million, or 18% of revenue, in 1993. In addition to the acquisitions, increases in product development expenses were largely the result of increased staffing in the development areas of the Company, and additional costs for integrating acquired products, migrating the Company's DOS-based products to Windows-based products and accelerating development of the Company's electronic delivery products. The expenses associated with these activities were partially offset by increased capitalization of software development efforts. Software development costs capitalized were $3.7 million and $2.0 million for the nine months ended September 30, 1996 and 1995 and were $2.7 million, $1.1 million and $0.3 million for the years ended December 31, 1995, 1994 and 1993. The Company will continue to commit significant resources to product development efforts, although such expenses are not expected to vary significantly as a percentage of revenue.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $4.0 million, or 10% of revenue, for the nine month period ended September 30, 1996 from $3.2 million, or 13% of revenue, for the comparable period in 1995. The growth in these expenses is directly attributable to the growth of the Company. Consolidation of the general and administrative functions of the acquired companies is the principal reason for the decrease of these expenses as a percentage of revenue.

    General and administrative expenses decreased 1% to $4.3 million, from $4.4 million between 1995 and 1994, but increased by 47% to $4.4 million in 1994, from $3.0 million in 1993. The decrease in 1995 compared to 1994 was partially due to reduced incentive compensation resulting from operating income that was below incentive compensation plan targets. The increase in 1994 from 1993 was mainly due to increases in administrative personnel and other expenses to support the Company's growth, including expenses associated with being a publicly held company and investment in information systems and human resource development. As a percentage of total revenue, general and administrative expenses were 12%, 13% and 11% in 1995, 1994 and 1993, respectively.

AMORTIZATION OF INTANGIBLES

    Intangibles include acquisition payments assigned to goodwill, noncompetition agreements, and customer lists. These costs are amortized over lives ranging from five to seven years. The increase to $0.8 million for the nine months ended September 30, 1996 from $0.2 million for the comparable period in 1995 is directly attributable to the November 1995 acquisition of Culverin and the April 1996 acquisition of five companies. Amortization amounts increased in 1995 to $0.3 million from $0.2 million in 1994 because of the 1995 acquisitions of Texas Southwest Technology Group and Culverin. The increase in 1994 to $0.2 million from $0.1 million in 1993 is attributable to the acquisition of the Products Division of PBS in June 1994.

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT AND RESTRUCTURING CHARGES

    In connection with its acquisitions of Culverin in November 1995 and of five companies in April 1996, the Company recorded non-cash, pretax charges of $3.7 million in the fourth quarter of 1995 and $8.0 million in the second quarter of 1996 for in-process research and development efforts in process at the date of acquisition. In addition, in the fourth quarter of 1995 the Company also recorded a restructuring charge of $0.8 million consisting primarily of severance costs. The values assigned to the in-process research and development efforts were determined by independent appraisal and represent those efforts in process at the date of acquisition that had not reached the point where technological feasibility had been established and that had no alternative future uses. Accounting rules require that these costs be expensed as incurred. The Company believes that these research and development efforts will result in commercially viable products within the next two years, at an additional cost of approximately $10.0 million.

INCOME (LOSS) FROM OPERATIONS

    The $8.0 million non-cash charge for acquired in-process research and development efforts caused an operating loss of $1.9 million for the nine months ended September 30, 1996. Without the charge, operating income would have been $6.1 million, or 14% of revenue, compared with $2.7 million, or 11%, for the comparable period in 1995. Operating income as a percentage of revenue for 1995, 1994 and 1993 was 0% (12%
without the $4.5 million non-cash charge for acquired in-process research and development and restructuring efforts), 16% and 13%, respectively. Historically, operating income has been higher as a percentage of revenue in the latter half of a year than in the first half.

NON-OPERATING INCOME

    Non-operating income, which consists primarily of interest income and expense, declined 67% to $0.1 million for the nine months ended September 30, 1996 from the comparable period in 1995. Cash paid for acquisitions combined with interest on acquisition-related debt caused the decline. Proceeds from the sale of the Company's Common Stock in this offering may result in an increase in non-operating income in future periods. Non-operating income for the years ended December 31, 1995, 1994 and 1993 was $0.5 million, $0.4 million and $0.1 million, respectively.

PROVISION FOR INCOME TAXES

    Income taxes for the nine months ended September 30, 1996 are based on an estimated rate of 43% (without the effect of the acquired in-process research and development write-off) which increased from 34% in the comparable period in 1995. The increase over 1995 is primarily a result of increased amortization of nondeductible intangibles related to acquisitions and a substantial reduction in tax-free interest income.

    The Company's effective tax rates were 34%, 36% and 37% for 1995, 1994 and 1993, respectively. The impact of tax-free interest and other favorable permanent differences on a much lower income before taxes caused the decline in 1995 from the rate in 1994.

QUARTERLY RESULTS

    The financial information included below for the quarterly periods is unaudited; however, such information reflects all adjustments, consisting only of normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the quarterly periods. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as an indication of future performance. Certain amounts for all periods prior to June 30, 1996 have been reclassified to conform to the current presentation.

                                                                 QUARTER ENDED (UNAUDITED)
                                     ---------------------------------------------------------------------------------
                                     MAR. 31,    JUNE 30,    SEPT. 30,   DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,
                                       1995        1995        1995        1995        1996        1996        1996
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue
  Software license fees............  $  3,197    $  4,212    $  4,844    $  6,665    $  6,000    $  8,852    $  9,154
  Service and support..............     3,416       3,647       3,859       4,138       4,174       5,724       6,189
  Other............................       707         897         660         534         834         823         919
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total revenue..................     7,320       8,756       9,363      11,337      11,008      15,399      16,262
Gross profit.......................     4,675       5,905       6,514       8,010       7,363      10,249      10,646

Operating expenses
  Sales and marketing..............     2,065       2,152       2,298       3,043       2,802       3,386       3,337
  Product development..............     1,296       1,483       1,595       1,983       2,008       3,051       2,783
  General and administrative.......       976       1,043       1,224       1,051       1,080       1,422       1,532
  Amortization of intangibles......        62          82          76         123          70         352         330
  Acquired in-process research
   development and restructuring...     --          --          --          4,549       --          8,030       --
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total operating expenses.......     4,399       4,760       5,193      10,749       5,960      16,241       7,982
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) from operations......       276       1,145       1,321      (2,739)      1,403      (5,992)      2,664
Net income (loss)..................       244         810         983      (1,714)        893      (4,035)      1,492
Preferred stock dividend...........        24          24          24          25          24          24          24
Net income (loss) applicable to
 common shareholders...............  $    220    $    786    $    959    $ (1,739)   $    869    $ (4,059)   $  1,468
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss) per share........  $   0.05    $   0.16    $   0.19    $  (0.35)   $   0.18    $  (0.84)   $   0.28
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
Shares used in per share
 calculations......................     4,851       4,839       4,919       4,903       4,881       4,787       5,194
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                     ---------   ---------   ---------   ---------   ---------   ---------   ---------

                                                                 AS A PERCENTAGE OF REVENUE
                                                    -----------------------------------------------------
                                                    MAR.    JUNE    SEPT.   DEC.    MAR.    JUNE    SEPT.
                                                     31,     30,     30,     31,     31,     30,     30,
                                                    1995    1995    1995    1995    1996    1996    1996
                                                    -----   -----   -----   -----   -----   -----   -----
Revenue
  Software license fees...........................    44%     48%     52%     59%     54%     58%     56%
  Service and support.............................    47      42      41      36      38      37      38
  Other...........................................     9      10       7       5       8       5       6
                                                    -----   -----   -----   -----   -----   -----   -----
    Total revenue.................................   100     100     100     100     100     100     100
Gross profit......................................    64      67      70      71      67      67      65

Operating expenses
  Sales and marketing.............................    28      24      25      27      25      23      21
  Product development.............................    18      17      17      18      18      20      17
  General and administrative......................    13      12      13       9      10      10       9
  Amortization of intangibles.....................     1       1       1       1       1       2       2
  Acquired in-process research development and
   restructuring..................................    --      --      --      40      --      52      --
                                                    -----   -----   -----   -----   -----   -----   -----
    Total operating expenses......................    60      54      56      95      54     107      49
                                                    -----   -----   -----   -----   -----   -----   -----
Income (loss) from operations.....................     4      13      14     (24)     13     (40)     16
Net income (loss).................................     3       9      10     (15)      8     (26)      9
Preferred stock dividend..........................    --      --      --      --      --      --      --
Net income (loss) applicable to common
 shareholders.....................................     3%      9%     10%    (15)%     8%    (26)%     9%
                                                    -----   -----   -----   -----   -----   -----   -----
                                                    -----   -----   -----   -----   -----   -----   -----

    The Company has experienced, and expects in the future to experience, significant quarterly fluctuations in its results of operations. These fluctuations may be caused by various factors, including, among others: the size and timing of product orders and shipments; the timing and market acceptance of new products and product enhancements introduced by the Company and its competitors; the timing of the Company's completion of work under contracts accounted for under the percentage of completion method; customer order deferrals in anticipation of new products; aspects of the customers' purchasing process, including the evaluation, decision-making and acceptance of products within the customers' organizations; factors affecting the sales process for the Company's products, including the complexity of customer implementation of the Company's products; the number of working days in a quarter; federal and state regulatory events; competitive pricing pressures; technological changes in hardware platforms, networking or communication technology; changes in Company personnel; the timing of the Company's operating expenditures; specific economic conditions in the financial services industry and general economic conditions. See "Risk Factors--Potential Fluctuations in Quarterly Results" and "--Lengthy Sales and Implementation Cycles."

    The Company's business has experienced, and is expected to continue to experience, some degree of seasonality due to its customers' budgeting and buying cycles. The Company's strongest revenue quarter in any year is typically its fourth quarter and its weakest revenue quarter is typically its first quarter. Customer purchases are tied closely to their internal budget processes. For some of the Company's customers, budgets are approved at the beginning of the year and budgeted amounts often must be utilized by the end of the year. In addition, the Company's incentive sales compensation plan provides for increases in commission percentages as sales people approach or exceed their annual sales quotas. As a result of these two factors, the Company usually experiences increased sales orders in the last quarter.

LIQUIDITY AND CAPITAL RESOURCES

    Payments for the companies acquired in April 1996 substantially reduced working capital and cash from December 31, 1995. Of the $13.6 million paid for those acquisitions, including expenses, $5.2 million was paid on closing, $4.0 million was paid subsequently and at September 30, 1996 $1.4 million was carried in current liabilities. Primarily because of these acquisition payments, working capital decreased from December 31, 1995 by $7.8 million to $1.0 million at September 30, 1996.

    Operations provided $8.0 million in cash for the nine months ended September 30, 1996, compared to $2.9 million for the comparable period in 1995. The increase in cash from operations compared to 1995 was primarily due to improved earnings, excluding the non-cash charges for acquired in-process research and development efforts and for depreciation and amortization.

    Net cash used in investing activities of $8.2 million for the nine months ended September 30, 1996 represented an increase of $7.3 million over the year ended December 31, 1995. Net cash payments of $5.2 million for acquisitions made in April 1996 comprised the largest portion of these investments. Additionally, software development costs of $3.7 million were capitalized in the nine months ended September 30, 1996, as compared to $2.0 million for the comparable period in 1995. This increase was a result of ongoing work related to the Company's migration of Laser Pro and Deposit Pro products to the Windows platform, conversion of its call center product to be more compatible with the Company's branch platform product, and enhancements to its electronic banking product. Spending on property and equipment of $2.1 million in the nine months ended September 30, 1996, was primarily attributable to expansion of the Company's wide area network to accommodate the recent acquisitions, computing infrastructure for the Company's electronic delivery group and other information systems upgrades to facilitate greater productivity. Maturities of $2.8 million in investments used to make the acquisition-related payments offset some of the spending on property and equipment.

    Cash used in financing activities of $4.5 million during the nine months ended September 30, 1996, primarily resulted from $6.9 million of payments on acquisition-related notes payable, less net borrowings of $1.6 million from its line of credit, and less proceeds of $1.1 million from the exercise of stock options and stock issuances under the Company's employee stock purchase plan.

    Future cash requirements could include, among other things, purchases of companies, products or technologies, expenditures for internal software development, capital expenditures necessary to the expansion of the business, and installment payments on debt related to acquisitions. Available cash resources include cash generated by the Company's operations and a $7.5 million revolving line of credit with the Company's principal bank, of which $1.6 million had been used at September 30, 1996. The line of credit expires on January 1, 1997, and the Company is seeking to renew this facility.

    The Company believes that the net proceeds from this offering, together with existing cash balances, funds expected to be generated from operations and borrowings under its revolving line of credit will provide the Company with sufficient funds to finance its operations for at least the next 12 months. The Company may require additional funds to support its working capital requirements, future acquisitions or for other purposes and may seek to raise such additional funds through one or more public or private financings of equity or debt, or from other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to the Company or its shareholders.

                                    BUSINESS

OVERVIEW

    CFI is a leading provider of software solutions that automate customer service and support functions within the financial services industry. The Company integrates extensive knowledge of banking, technology and regulatory compliance requirements into a broad suite of software solutions. These products enable financial institutions to automate the delivery of financial products and services to their customers through multiple channels, including branch offices, in telephone call centers, and through electronic-based banking (such as home banking). CFI's solutions help banks, thrifts and credit unions reduce operating costs, enhance revenue and remain in compliance with both internal business policies and external government regulations. During the last five years, CFI has significantly expanded its product offerings and more than doubled its customer base. To date, over 4,700 financial institutions have licensed the Company's products.

THE FINANCIAL SERVICES INDUSTRY

    The financial services industry is undergoing a period of rapid change characterized by increased competition. In response to this rapidly changing and increasingly competitive market, commercial banks are consolidating in order to achieve operational efficiencies and increased revenues. Financial institutions are embracing technological solutions that enable them to automate operations, redirect routine transactions to more cost-effective solutions such as electronic banking, and develop new service and sales delivery channels.

    CONSOLIDATION. Consolidation continues at a rapid pace within the financial services industry, particularly among larger banks. At the current pace of consolidation, some banking analysts believe that by the year 2000 there will be fewer than 100 major U.S. banks. The Company believes that this trend is leading to an increasingly two-tiered market consisting of larger, multibank holding companies and smaller community banks. Both types of organizations face unique challenges.

    Large banks that have grown through acquisition often must integrate disparate host processing systems, which often lack the flexibility needed to easily utilize and deliver information across different systems. Bank customer service representatives often are limited in their ability to access comprehensive customer information on one screen, which limits their ability to cross-sell products and services. Banks must also be able to support customer transactions in a number of channels, such as electronic banking and telephone call centers. Accordingly, large banks increasingly find it necessary to centralize data from several disparate host processing systems. Interstate banking presents these institutions with additional and costly administrative and legal complexities relating to compliance with complex and changing regulatory requirements across states.

    Smaller community institutions face similar operational difficulties. Lacking the economies of scale of larger banks, smaller institutions find it increasingly necessary to exploit technological solutions that enable them to reduce operating costs, generate additional revenues from existing customers and focus on specific market niches. In addition, compliance with regulatory requirements can be more burdensome to these smaller institutions given their resource limitations.

    NEW DELIVERY CHANNELS. Banks of all sizes are increasingly recognizing that the value-added role of branch offices lies not in their traditional capacity as a transaction processor, but as a new sales channel for financial products and services. A recent study by a financial services consulting firm demonstrates that the average cost of a "traditional" banking transaction involving a customer service representative is between $2.50 and $6.00, while a call center customer service representative costs, on average, between $2.00 and $2.25 per transaction. The emerging market for electronic and telephone-based banking is expected to drive these transaction costs even lower; bank customers using these services are estimated to cost banks approximately $0.03 per transaction, on average. In order to make these new delivery channels attractive and user-friendly, the Company believes that consumers require access to consolidated information and services that are consistent across all delivery channels.

    CHANGING REGULATIONS. Financial institutions in the United States remain highly regulated and in recent years have been subjected to heightened scrutiny by regulatory agencies for compliance and other matters. To understand and remain in compliance with the numerous complex and changing interstate banking regulations, a regulated financial institution must invest significant resources in developing a compliance infrastructure.

    Because regulatory requirements are often triggered simply by the interaction between a financial institution and its customer, institutions are increasingly subject to compliance issues as they migrate their sales efforts to new forms of delivery channels, such as telephone and online banking. Increasingly, these regulations extend beyond simple disclosure or form content requirements, and financial institutions must also focus on customer data collection and analysis as well as internal business procedures. This collection and analysis must be obtained from, and available to, multiple delivery channels. Data collection and analysis is complicated by the emergence of new channels for interacting with customers and potential customers.

    EVOLVING NETWORK TECHNOLOGY. Personal computer network technology is becoming increasingly integrated into all facets of the financial services business. Financial institutions are transitioning from mainframe-based systems to client/server computing for customer service applications, with continued reliance on mainframe technology for back-office functions. The growth of the Internet is expected to have a substantial impact on the banking industry. Not only are institutions themselves connected through local and wide area networks, but their customers are increasingly using the Internet to gain access to these institutions and financial data. The Company believes the rapidly growing network banking environment is demanding compatible software applications and connectivity.

THE CFI SOLUTION

    The Company relies on a variety of knowledge-based and technical core competencies. The Company's vertical market focus on the financial services industry has enabled it to develop specialized knowledge and expertise pertaining to business processes and regulations affecting the industry. The Company incorporates this knowledge into its software solutions to automate lending, operations, electronic delivery and connectivity. CFI's products and services are designed to meet the evolving needs of financial institutions by addressing a broad range of these banking, technology and regulatory requirements.

    CFI's products provide a number of benefits to financial institutions by addressing regulatory requirements, system connectivity issues and internal business processes faced by institutions in the increasingly competitive financial services industry. Using CFI's solutions, these institutions are able to simplify sales and service processes and improve productivity through reduced operating costs and expanded capacity. The ability to view an entire customer account relationship on-screen enables financial institutions to strengthen relationships with their customers at each point of contact and across multiple delivery channels. CFI's products also enable institutions to comply with both internal business processes and external government regulations.

    The Company's products provide support and service solutions to both large and small financial institutions. CFI's products enable larger financial institutions to utilize data among disparate and often incompatible host processor platforms. The Company's suite of products also addresses the preference of larger institutions to work with fewer vendors that provide comprehensive software solutions. Smaller institutions benefit through streamlined operations and enhanced cross-selling abilities, while ensuring cost-effective regulatory compliance.

    The Company has also developed substantial technological capabilities necessary to meet the evolving requirements of financial institutions. The Company has established substantial knowledge of host processing systems commonly used in the financial services industry. Through its StarGate connectivity software and other applications, the Company has developed the capability to retrieve, view and update data stored on these systems. To date, the Company has established relationships with numerous service bureaus and turnkey host vendors such as IBM, NCR Corporation ("NCR"), FIserv and The BISYS Group, Inc. The Company intends to establish additional relationships with other leading service bureaus and turnkey host vendors.

THE CFI STRATEGY

    The Company's strategic objective is to be the leading provider of customer service software solutions to financial institutions at key points of customer contact. The Company intends to achieve this objective by combining its expertise in regulatory issues, banking, and technology. Primary elements of the Company's strategy include:

    OFFERING A BROAD SUITE OF DELIVERY CHANNEL SOLUTIONS. The Company believes it is unique in its ability to offer solutions enabling financial institutions to perform transactions across multiple delivery channels, including branches, call centers, and electronic banking. By providing a broad suite of solutions, the Company believes it can address the need for consistent processes across delivery channels for an institution's products (such as loans and new accounts) and services (such as account inquiries or transfers). The Company's strategy is to establish long-term relationships with its customers and cross-sell multiple products throughout its customer base. The Company believes this ability provides an important market advantage over competitors who are able to address only a limited number of delivery channels or provide a limited number of products and services.

    ADDRESSING EXPANDING HOME BANKING MARKET. The Company is currently a leading provider of personal computer banking solutions in the United States, with approximately 125 institutions offering private-dial or Internet banking services using the Company's solutions. The Company offers its home banking solutions on a private label basis, running on a server controlled by the financial institution. This approach permits the financial institution to retain its proprietary customer relationship and brand name identity. The Company's home banking solution also supports the financial institution's customers who use personal finance software such as Microsoft-Registered Trademark- Money. The Company believes it was the first to support a consumer banking transaction through the Internet and to connect a home banking solution to Microsoft Money through Microsoft's Open Financial Connectivity specification.

    EXPANDING CUSTOMER BASE. Over 40% of U.S. commercial banks have licensed at least one of the Company's solutions. The Company believes its brand name and reputation as a provider of high-quality solutions are widely recognized in the financial institution community. The Company intends to expand its customer base through its direct sales force of 32 professionals. CFI seeks to enter into formal and informal arrangements whereby it makes its solutions compatible with the software and hardware solutions offered by leading technology vendors to the financial institutions, enabling those vendors to act as joint marketers of the Company's solutions. The Company has entered into such arrangements with more than 60 technology vendors, including IBM. In particular, the Company will continue its focus on expanding its market share with large banks through its own major account sales force and through formal and informal partnerships such as the Company's relationship with NCR. The Company has launched an initiative in the credit union market through a strategic alliance with the CUNA Mutual Insurance Group, a key marketer and supplier of technology in that market. The Company intends to increase its marketing and sales efforts to further penetrate the mortgage banking and thrift markets.

    LEVERAGING CUSTOMER RELATIONSHIPS. The Company builds long-term customer relationships by employing relationship selling techniques and through long-term service and support agreements. These techniques and such service and support relationships keep the Company in frequent contact with the customer, enabling the Company to sell additional products to its customers as they grow, cross-sell additional products and sell product upgrades. Substantially all of the Company's customers enter into long-term service and support agreements.

    MAINTAINING LEADING KNOWLEDGE-BASED SOFTWARE TECHNOLOGY. The Company believes its proprietary software and service solutions are competitive strengths. Therefore, the Company intends to continue to invest in product development in order to maintain and strengthen its technology position and to improve its compatibility with other major applications. For example, the Company is moving forward with the migration of its software solutions to the Windows and Windows NT platforms. The Company anticipates that it will have migrated most of its software solutions to the Windows and Windows NT platforms by the end of 1996, with the exception of Laser Pro Closing, which is scheduled to be completed in 1997. See "--Product Development and New Products."

    PROVIDING CONNECTIVITY SOLUTIONS. Financial institutions increasingly seek to integrate technology systems through networks and other connectivity solutions, so that operations at multiple locations and through multiple distribution channels can access common customer account and transaction data and processes. CFI entered the connectivity solutions market through its April 1995 acquisition of Texas Southwest Technology Group and is increasingly offering integrated connectivity solutions to its customer base.

    GROWING THROUGH STRATEGIC ACQUISITIONS. The Company has acquired ten businesses or companies since June 1994. These transactions have enabled the Company to expand its product suite and customer base, leverage product cross-selling opportunities and add engineering expertise. The Company intends to continue to selectively pursue acquisitions of businesses, products or technologies that enhance its competitive position.

PRODUCTS

    LENDING PRODUCTS. CFI's lending products automate processes at nearly every step in the lending process for consumer, commercial, indirect, and real estate lending lines of business. General business functions automated by CFI lending solutions include loan application and analysis, loan closing, portfolio analysis, and risk management, as well as connectivity for interfaces to credit scoring and reporting systems and remote printing of loan documents. In the fourth quarter of 1996, CFI intends to release a Windows version of its Laser Pro Application product, to be followed by the release of a Windows version of Laser Pro Closing in 1997. The Company is engineering its lending products to operate with common user interfaces and databases. CFI is also developing and expects to offer a shrink-wrapped version of its mortgage origination software, which currently is available only on a customized basis. See "Risk Factors--Product Concentration" and "Business--Product Development and New Products."

    OPERATIONS PRODUCTS. CFI's operations products automate the customer service, sales, and account opening functions for the branch office platform, teller station, and telephone call center. These products provide a common view of the entire customer relationship, enabling service personnel to leverage selling opportunities. In 1997, CFI plans to introduce a re-engineered call center product that will integrate more effectively with its branch sales and service products. The Company has released Deposit Pro for Windows, its account opening product. See "Risk Factors--Product Concentration" and "Business--Product Development and New Products."

    ELECTRONIC DELIVERY PRODUCTS. CFI's electronic delivery products provide personal computer private-dial and Internet access to account inquiry and transaction capabilities, as well as ACH transaction management and remittance processing. The Company's home banking products provide over a dozen functions, including account balance, account history, bill payment, and online loan applications. In the fourth quarter of calendar 1996, CFI plans to complete its latest version of Personal Branch home banking software, its client/server-based system that allows financial institutions to provide personal computer-based home banking services via private-dial or the Internet. The latest version of this software will be designed to improve performance and provide additional functionality and connectivity capabilities. See "--Product Development and New Products."

    CONNECTIVITY PRODUCTS. Connectivity products and services enable institutions to transfer or exchange data between CFI software and host systems and across incompatible host systems. The Company's software connects back-office systems to front-end delivery systems, such as the home personal computer, branch office platform or telephone call center. See "--Product Development and New Products."

                                LENDING PRODUCTS

                 DATE
              INTRODUCED/
  PRODUCT      ACQUIRED                    DESCRIPTION                               BENEFITS TO CUSTOMER
------------  -----------  --------------------------------------------  --------------------------------------------
Laser Pro      Released    Integrated, modular loan processing system    Standardizes lending policies and products,
                 1986      for consumer, commercial, SBA, real estate    streamlines processing, incorporates a
                           home equity and agricultural loans            national database of regulations
Application    Acquired    Processes applications for indirect consumer  Speeds the loan application and approval
 Manager         1996      lending                                       process for indirect lenders
LOANscape      Acquired    Provides mortgage origination, processing     Improves consistency of loan processes,
                 1996      and servicing capabilities                    speeds origination, increases capacity
TriScore       Acquired    Commercial loan scoring and underwriting      Reduces underwriting risks
                 1996      system
fisCAL         Acquired    Analyzes commercial loan applicants and       Standardizes and streamlines underwriting
                 1996      evaluates underwriting criteria and           policies and practices
                           performance over time
fisCAL Plus    Released    Combines spreadsheet analysis, loan decision  Increases the quality of credit decisions,
                 1996      support, and portfolio management             improves the consistency of lending
                           technologies to provide comprehensive         practices, enhances portfolio management,
                           commercial loan underwriting capabilities     and reduces underwriting risk
                           for small-to-medium sized lenders
LoansPlus      Acquired    Portfolio and credit risk analysis system     Balances acceptable credit risk and lending
                 1996      that uses neural network technology and       opportunities to recommend credit decisions
                           case-based reasoning                          and manage portfolios
Pro Active     Released    Collects, analyzes, reports and maps HDMA     Simplifies the process of meeting fair
                 1994      loan application information, non-real        lending and community reinvestment
                           estate loan data, and community demographic   requirements
                           data

                              OPERATIONS PRODUCTS

                 DATE
              INTRODUCED/
  PRODUCT      ACQUIRED                    DESCRIPTION                               BENEFITS TO CUSTOMER
------------  -----------  --------------------------------------------  --------------------------------------------
Encore!        Acquired    Automates the teller station by providing     Improves productivity and facilitates sales
 Teller          1995      comprehensive transaction automation,         referrals
                           electronic journaling, store-and-forward
                           capabilities, simplified balancing, and
                           access to the customer database
Encore!        Acquired    Provides sales and service capabilities,      Opens accounts, enables cross-selling and
 Platform        1995      including account opening screens, customer/  fulfillment of customer information requests
 Sales &                   product matching, customer contact
 Service                   histories, letter and fulfillment
                           generation, and institution and product
                           information
Encore! Call   Acquired    Integrates in a common and consistent format  Enables cross-selling and improves service
 Center          1994      customer, product and internal procedure
 Sales &                   information
 Service
Deposit Pro    Acquired    Automates and ensures regulatory compliance   Speeds account opening, ensures compliance
                 1990      in the account opening and cross-selling      with regulations, improves the consistency
                           processes for checking, savings,              of new account policies and practices
                           certificates of deposit, and IRA accounts. A
                           Windows-based version of this production,
                           Deposit Pro for Windows, was introduced in
                           1996
Encore!        Released    Windows-based system that graphically links   Allows customized arrangements of modules
 Desktop         1996      each user to CFI software and other business  and access
                           applications
ProForms       Released    Generates laser printed forms used daily by   Eliminates the need for costly inventories
 Laser           1994      financial institutions                        of preprinted forms, speeds form processing

                          ELECTRONIC DELIVERY PRODUCTS

                 DATE
              INTRODUCED/
  PRODUCT      ACQUIRED                    DESCRIPTION                               BENEFITS TO CUSTOMER
------------  -----------  --------------------------------------------  --------------------------------------------
Personal       Released    Server-based system that allows institutions  Provides low-cost service delivery channel,
 Branch          1993      to provide personal computer-based home       strengthens customer relationships, extends
                           banking services via private-dial or          institution branding, increases customer
                           Internet channels                             convenience
RPxpress!      Acquired    Remittance processing system for financial    Streamlines processing, improves the quality
                 1995      institutions to provide retail lockbox        of encoding, reduces errors
                           services
ACH Manager    Acquired    Originates and receives ACH electronic        Cost-effective processes ACH business,
                 1995      payments and collections                      monitors business for risk
ACH Remote     Acquired    System licensed by financial institutions to  Generates new fee income and simplifies
                 1995      its corporate customers for transmitting      automated procedures
                           data files from the customer personal
                           computer to the financial institution's ACH
                           system
Vendor         Acquired    Bill payment processing for the Company's     Required component of home banking services;
 Payment         1996      Personal Branch customers                     generates new fee income
 Systems

                             CONNECTIVITY PRODUCTS

                 DATE
              INTRODUCED/
  PRODUCT      ACQUIRED                    DESCRIPTION                               BENEFITS TO CUSTOMER
------------  -----------  --------------------------------------------  --------------------------------------------
StarGate       Acquired    Connectivity software system which transfers  Allows institutions to integrate data from
                 1995      or exchanges data between CFI products and    multiple host systems and present that data
                           other host or client/server systems           through networks to multiple front-end
                                                                         systems
StarGate       Acquired    Connectivity software which enables           Reduces costs, increases transaction speed
 F/X             1995      institutions to print Laser Pro documents     and productivity; enables institutions to
                           remotely through the institution's mainframe  centralize loan document preparation network

                            REVENUE BY PRODUCT GROUP

                                                  YEAR ENDED
                                                 DECEMBER 31,
                                  -------------------------------------------
                                          1994                   1995
                                  --------------------   --------------------
PRODUCT                            AMOUNT     PERCENT     AMOUNT     PERCENT
--------------------------------  --------   ---------   --------   ---------
                                            (DOLLARS IN THOUSANDS)
Lending Products................  $22,122        67.8%   $23,893        65.0%
Operations Products.............    7,051        21.6      7,564        20.6
Electronic Delivery Products....      383         1.2      2,099         5.7
Connectivity Products...........        0         0.0        423         1.1
Other (1).......................    3,060         9.4      2,797         7.6
                                  --------   ---------   --------   ---------
Total Revenue...................  $32,616       100.0%   $36,776       100.0%
                                  --------   ---------   --------   ---------
                                  --------   ---------   --------   ---------

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,
                                  -------------------------------------------

                                          1995                   1996
                                  --------------------   --------------------
PRODUCT                            AMOUNT     PERCENT     AMOUNT     PERCENT
--------------------------------  --------   ---------   --------   ---------
                                            (DOLLARS IN THOUSANDS)
Lending Products................  $16,998        66.8%   $21,847        51.2%
Operations Products.............    4,997        19.6     14,416        33.8
Electronic Delivery Products....      884         3.5      3,181         7.5
Connectivity Products...........      297         1.2        649         1.5
Other (1).......................    2,263         8.9      2,576         6.0
                                  --------   ---------   --------   ---------
Total Revenue...................  $25,439       100.0%   $42,669       100.0%
                                  --------   ---------   --------   ---------
                                  --------   ---------   --------   ---------

------------------------------
(1) Other products include bill payment systems processing fees, sales of preprinted forms and supplies, and certain consulting revenue.

PRODUCT DEVELOPMENT AND NEW PRODUCTS

    The Company's products enable institutions to increase sales capabilities, improve productivity, and remain in compliance with internal policies and government regulations. CFI ensures that its products meet customer requirements by conducting primary research and holding product user and focus group meetings. The Company also incorporates knowledge learned during the sales and installation process into development of new and enhanced products.

    CFI continues to invest significantly in its product development efforts. The Company intends to increase the ability of its products to operate in networked environments throughout the entire banking enterprise. Its integration strategy addresses the movement in the industry toward common user interfaces and databases driving consistent information to all points of customer contact. In addition to offering products that operate in the growing network-centric banking environment, CFI will continue developing the Internet capabilities of its product suite where appropriate.

    The Company believes that market acceptance of its products is based in significant part on the ability of the products to share information with a financial institution's host processor system or with the vendor providing processing services to such institution. The Company has developed significant expertise with most available host processor systems and the methods necessary to transfer data to and from such systems. Although the Company generally is able to develop interfaces that allow its products to operate effectively with its customers' host systems, integration is optimized where the Company and the host processor provider cooperatively share information regarding the respective products' technologies, development schedules and enhancements. There can be no assurance that the Company will be able to establish and maintain adequate relationships with important host processor providers in the future.

    The Company is in the process of migrating its Laser Pro lending products to Windows and Windows NT operating environments. Many of its other lending products and most of its operations, electronic delivery and connectivity products already run on the Windows platform. The Company supports both DOS and Windows-based versions of several products, enabling its customers to upgrade easily and at a reasonable pace. See "Risk Factors--Uncertainty of Market; Product Acceptance," "--Early Stage Market for Electronic Delivery Products," "--Evolving Market for Call Center Products," "--Dependence on Host Processor Relationships," "--Delays in Introduction of New Products and Product Enhancements," "--Product Liability Risks; Software Defects," and "Business--Intellectual Property."

SERVICE AND SUPPORT

    The Company licenses substantially all its products with mandatory annual maintenance agreements under which CFI provides periodic product updates reflecting evolving regulations, product enhancements and toll-free telephone support. Annual support fees consist of per-item or per-user charges or are calculated based on a percentage of the current product list price. Furthermore, CFI provides training to its customers. Software service and support fees have grown significantly over the last three years. For the nine months ended September 30, 1996, such fees represented 38% of the Company's total revenue. The Company accounts for this revenue as service and support fees.

    The Company installs, implements and customizes its software solutions at certain customer sites, particularly at larger institutions. As the Company's sales to larger institutions increase, the Company anticipates demand for these services to increase. Revenue from these services is accounted for as software license fees.

CUSTOMERS

    CFI has licensed its software to over 4,700 commercial banks, thrifts and credit unions in the United States. In addition, the Company's acquisitions have opened limited opportunities in non-financial service industries and have added a small number of international institutions to CFI's customer base. CFI's target customer base includes commercial banks, thrifts and credit unions. No customer accounted for 10% or more of the Company's total revenues in 1993, 1994 or 1995.

    The Company's largest accounts include the following: First Union National Bank, Star Banc Corporation, Banc One Services Corporation, The BISYS Group Inc., Chase Manhattan Bank, First Citizens Bank & Trust Co., Barnett Banks, Inc., Banco Santander Puerto Rico, Union Planters Corporation and Regions Financial Corp.

SALES AND MARKETING

    CFI sells its products through two experienced, national direct field sales teams; one team is devoted exclusively to large financial institutions, and the other team focuses on all other accounts. Both teams are supported by a marketing group, product specialists and a telemarketing team. Telemarketing personnel contact institutions for lead generation and qualification, and sales support personnel are responsible for direct sales campaigns, trade media support and advertisements. As of September 30, 1996, the Company's field sales force consisted of 32 persons. Sales of the Company's products, particularly to large institutions, generally require a lengthy sales and implementation process. See "Risk Factors--Lengthy Sales and Implementation Cycles."

    The Company has a number of third-party reseller and co-marketing alliances, including agreements with some of the largest host processors and hardware vendors. For example, the Company has relationships with IBM and NCR whereby such companies' sales teams resell a large portion of the Company's product line. These third-party reseller and co-marketing alliances provide access to institutions with which the Company would otherwise have no relationship.

LEGAL NETWORK

    The Company maintains a network of independent legal counsel in all 50 states and the District of Columbia. This network, as well as the Company's internal legal staff, keeps the Company informed of changes in state and federal laws, changes in state and local documentation requirements, pending legislation and court actions affecting financial institution practices, as well as other information required to maintain regulatory compliance. The Company's management believes that the quality of this information, the Company's ability to effectively manage the continuous information flow provided by the network participants, and the capability of the Company to integrate this information into its software products provide the Company with a significant competitive advantage.

    The Company utilizes legal counsel in all jurisdictions, other than Louisiana, under agreements that are terminable at will by either party and that provide for compensation based on an hourly rate. The Company has entered into a long-term legal services agreement with a Louisiana law firm pursuant to which it pays legal fees based upon sales of the Company's products in Louisiana.

ACQUISITIONS

    To remain competitive and to meet the changing needs of its customers, CFI pursues acquisitions of products, technologies and businesses as one part of its growth strategy. The Company continuously evaluates acquisition candidates that provide opportunities to expand its customer base, cross-sell products, and broaden its product offerings with proven solutions in a timely and cost-effective manner. Since 1994, the Company has made ten acquisitions and believes that to date it has achieved its objectives of growth and broadening its product offerings through this acquisition program and intends to continue such activity in the future. However, the Company currently has no understandings, commitments or agreements with respect to any material acquisition of other businesses, products or technologies. Acquisitions of businesses or companies require the dedication of management resources in order to achieve the strategic objectives of the acquisitions. See "Risk Factors -- Uncertainties Associated with the Integration of Acquisitions and Risks of New Business Ventures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    The market for the Company's products is intensely competitive and rapidly changing. A number of companies offer competitive products addressing certain of the Company's target markets. With respect to the Company's lending products, the principal competitors include Bankers Systems, Inc., FormAtion Technologies Inc., Interlinq Software Corporation, Fair, Isaac & Company, Inc., Affinity Technology Group, Inc., Great Lakes Forms, Inc., APPRO Systems, Inc. and JetForm Corp. With respect to the Company's operations products, the principal competitors include Olivetti North America, Broadway & Seymour, Inc., Early, Cloud & Company and Footprint Software, Inc. (both subsidiaries of IBM), Electronic Data Systems Corporation, Argo & Company, FIserv, Edify Corporation, and Software Dynamics, Inc. With respect to the Company's electronic delivery products, the principal competitors include CheckFree Incorporated, Visa Interactive, Edify Corporation, Online Resources & Communications Corporation, GOLDPAC Products, and Politzer & Haney. In addition, a number of prospective and existing customers of the Company have the internal capability to provide alternative solutions to the Company's products and may, therefore, be viewed as competing with the Company. These alternatives may include internally developed software and hardware solutions, or methods of process management that do not involve software solutions. Some of the Company's competitors have significantly greater financial, technical, sales and marketing resources than the Company. The Company believes that the primary competitive factors in this market include product quality, reliability, performance, price, vendor and product reputation, financial stability, features and functions, ease of use and quality of support. There can be no assurance that competitors will not develop products that are superior to the Company's products or that achieve greater market acceptance. Further, because of the rapidly evolving nature of the industry, many of the Company's collaborative partners are current or potential competitors. In addition, a number of current or potential competitors have established or may establish cooperative relationships among themselves and with third parties that may present additional competition with products offered by the Company. The Company's competitors may also be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, utilize more extensive distribution channels, and bundle competing products.

    The Company's future success will depend significantly upon its ability to increase its share of the large bank market and to license additional products and product enhancements to existing customers. As the Company develops new products or enters new markets, it expects to encounter additional competitors, some of which may have significantly greater financial, technical, sales and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully in the future, or that competition will not have a material adverse effect on the Company's results of operations.

INTELLECTUAL PROPERTY

    The Company's success and ability to compete are dependent in part upon its proprietary technology, including its software. The Company relies primarily on a combination of copyright, trade secret, and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as know-how concerning the financial services industry and the kinds of software products that the Company licenses as well as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product service are essential to establishing and maintaining a technology leadership position. The Company may from time to time seek patent protection for innovations related to certain of its software products, but has not generally sought patent protections for its software. There has been an increase in the number of patents related to software that have been issued or applied for in the United States and, accordingly, the risk of patent infringement for software companies can be expected to increase. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. The Company has, with a small number of customers, provided limited access and restricted rights to the source code of certain products. Despite the Company's efforts to protect its proprietary rights, other parties may attempt to reverse engineer, copy or otherwise engage in unauthorized use of the Company's proprietary information. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate.

    Certain technology or proprietary information incorporated in the Company's products is licensed from third parties, generally on a non-exclusive basis. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its products while it seeks to implement technology offered by alternative sources, and any required replacement licenses could prove costly. In addition, the integration of the Company's products with financial institutions' host systems is optimized if the Company has access to the host system technology. The parties controlling the host processor technologies may also be current or future competitors of the Company and as such may restrict access to such technologies. In some instances, the Company has not been able to obtain sufficient access to host system technology necessary for developing optimal system interfaces. While it may be necessary or desirable in the future to obtain rights to third party technology, there can be no assurance that the Company will be able to do so on commercially reasonable terms, or at all.

    In the future, the Company may receive notices claiming that it is infringing the proprietary rights of third parties, and there can be no assurance that the Company will not become the subject of infringement claims or legal proceedings by third parties. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competition in the Company's industry grows and the functionality and scope of products overlap. Furthermore, there can be no assurance that employees or third parties have not improperly disclosed confidential or proprietary information to the Company. Any such claims, with or without merit, could be time consuming and expensive to defend, divert management's attention and resources, cause product shipment delays or require the Company to pay money damages or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all. In the event of a successful claim of product infringement against the Company and failure of the Company or its licensors to license the infringing or similar technology on reasonable terms, the Company's business, operating results and financial condition could be adversely affected. In addition, the Company may initiate claims against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Any such claim could be time consuming, result in costly litigation, and have a material adverse effect on the Company's business, operating results and financial condition.

EMPLOYEES

    As of September 30, 1996, the Company had 479 full-time employees. Of this number, 190 were engaged in product groups (primarily product development), 100 in customer service and support, 79 in sales and marketing, 59 in implementation and training, and 51 in general and administrative functions.

                                   MANAGEMENT

    The Company's executive officers and directors are as follows:

NAME                                 AGE  POSITION
-----------------------------------  ---  --------------------------------------
Matthew W. Chapman (1)(2)(3).......  46   Chairman and Chief Executive Officer
Robert P. Chamness (1)(3)..........  43   President, Chief Operating Officer and
                                          Director
Robert T. Jett (3).................  52   Executive Vice President, Secretary
                                          and Director
Michael J. Clement.................  49   Senior Vice President
A.O. Clemons, Jr...................  48   Vice President of Sales and Service
Fred Hall..........................  46   Vice President and Chief Financial
                                          Officer, Treasurer and Assistant
                                           Secretary
Daniel C. Larlee...................  44   Vice President and Chief Technology
                                          Officer
John Loveless......................  45   Vice President
James C. Montague..................  52   Vice President
Lois M. Roberts....................  50   Vice President of Marketing and
                                          Corporate Communications
Eric Wagner........................  47   Senior Vice President
Eran S. Ashany (4)(5)..............  33   Director
J. Kenneth Brody (1)(2)(4).........  73   Director
David G. Golden (1)(2).............  38   Director
Lorraine O. Legg (1)(4)(5).........  56   Director
Brian P. Murphy (2)(5).............  49   Director

------------------------
(1) Member of the Nominating Committee
(2) Member of the Executive Committee
(3) Member of the Proxy Committee
(4) Member of the Compensation Committee
(5) Member of the Audit Committee

    Mr. Chapman has served as the Company's Chief Executive Officer since February 1988 and as its Chairman since February 1991. Mr. Chapman was President of the Company from August 1987 to April 1992 and became a director in September 1987. Prior to joining the Company, Mr. Chapman was outside counsel to the Company and was a founding partner of the law firm of Farleigh, Wada & Witt, P.C. Mr. Chapman has previously served as a faculty member of the American Bankers Association National Graduate Compliance School and the Credit Union National Association Regulatory Compliance School. Mr. Chapman is a director of both Phoenix Gold International, Inc., a Portland, Oregon designer and manufacturer for the car audio aftermarket, and First Technology Federal Credit Union, a Beaverton, Oregon credit union. Mr. Chapman is also a Trustee of the University of Portland.

    Mr. Chamness has served as President and Chief Operating Officer of the Company since July 1995 and as a director since 1993. Mr. Chamness served as Executive Vice President and General Counsel of the Company from April 1993 until he was appointed as President and Chief Operating Officer. From 1985 to March 1993, Mr. Chamness was a partner with the law firm of McKenna & Fitting, Los Angeles, California, and its predecessor. From 1990 to 1994, Mr. Chamness served as the Chair of the Consumer Financial Services Committee of the American Bar Association. Mr. Chamness has authored numerous compliance manuals for the American Bankers Association, including manuals relating to the Truth in Savings Act and consumer lending. Effective March 31, 1993, a receiver was appointed by the Los Angeles County Superior Court for the business and property of McKenna & Fitting; an involuntary Chapter 11 proceeding against McKenna & Fitting was dismissed on April 5, 1995.

    Mr. Jett has served as Executive Vice President and Secretary of the Company since April 1984 and as a director since 1987. Mr. Jett is responsible for much of the design and content of the Company's products. Prior to joining the Company, he managed the legal department of Evans Products Company, a diversified manufacturing company.

    Mr. Clement joined the Company in October 1984 and has served as Senior Vice President of the Electronic Products Delivery Group since June 1996. He served as Senior Vice President of Operations from August 1989 until becoming the Senior Vice President of Customer Service in January 1993 and served as Senior Vice President of the Standard Products Group from October 1995 until May 1996. Prior to joining the Company, Mr. Clement was a Regional Vice President for Evans Financial Corp., a mortgage banking company.

    Mr. Clemons joined the Company in March 1994 as Vice President of Sales and was named Vice President of Sales and Service of the Company in July 1995. From July 1991 until he joined the Company, Mr. Clemons was self-employed as a business development advisor, advising on mergers and acquisitions and marketing. From August 1989 to June 1991, Mr. Clemons coordinated mergers and acquisitions for the Hualon Group of Taiwan, a group with holdings in semiconductors, computer assembly and textiles. From June 1987 to July 1989, Mr. Clemons was Vice President of International Operations for ISC Systems Corporation of Spokane, Washington, a supplier of branch automation systems to financial institutions.

    Mr. Hall joined the Company in October 1994 as Vice President and Chief Financial Officer, Treasurer and Assistant Secretary. From July 1992 until he joined the Company, Mr. Hall served as Vice President Finance and Chief Financial Officer and Assistant Secretary of Itronix Corporation, Spokane, Washington, a manufacturer of hand-held computers. From June 1989 to July 1992, Mr. Hall was the Controller of Itron, Inc., Spokane, Washington, a manufacturer of meter reading equipment for utilities. Prior to joining Itron, Mr. Hall was the Controller of ISC Systems Corporation, a supplier of branch automation systems to financial institutions. Prior to joining ISC, Mr. Hall was an audit manager with Deloitte Haskins & Sells.

    Mr. Larlee joined the Company in April 1992 as its Director of Technology and became a Vice President and Chief Technology Officer of the Company in September 1994. From May 1989 until he joined the Company, Mr. Larlee was Director of Technology for World Trade Services, a software and data processing services provider to businesses engaged in international trade. Mr. Larlee was Manager of Information Systems for Stereo Super Stores, an electronics retailer, from March 1987 to June 1989.

    Mr. Loveless joined the Company in November 1995 in connection with the Company's acquisition of Culverin Corporation, a developer and distributor of financial institution sales and service delivery software products. Mr. Loveless co-founded Culverin in 1978, and served as Vice President and as a director of Culverin until its acquisition by the Company. Mr. Loveless serves as a Vice President of the Company and is responsible for managing the Culverin Division.

    Mr. Montague joined the Company in September 1994 in connection with the Company's acquisition of The Genesys Solutions Group, Inc., and serves as Executive Vice President of that corporation and as a Vice President of the Company. Mr. Montague joined Genesys upon its formation in 1990 and served as Senior Vice President, responsible for sales and marketing, at the time Genesys was acquired by the Company. Prior to joining Genesys, Mr. Montague was self-employed as a consultant to financial institutions.

    Ms. Roberts joined the Company in May 1993 as its Operations Software Product Manager and became Vice President of Marketing and Corporate Communications in October 1995. Prior to joining the Company in 1993, Ms. Roberts served as the President of Quickor Net, Inc., a privately held data processing company located in Portland, Oregon.

    Mr. Wagner joined the Company in November 1995 in connection with the Company's acquisition of Culverin Corporation, a developer and distributor of financial institution sales and service delivery software products. Mr. Wagner joined Culverin in 1979, and served as President and Director until its acquisition by the Company. Mr. Wagner serves as Senior Vice President and is responsible for managing CFI's Retail Delivery Products Group.

    Mr. Ashany has served as a director of the Company since 1993. Mr. Ashany has been employed by Allen & Company Incorporated, an investment banking company, since August 1988, and has been a Vice President and Director of that firm since September 1990 and February 1995, respectively.

    Mr. Brody has served as a director of the Company since May 1990 and a consultant to the Company since 1988. Since 1984, he has been the Chairman of ComPix Incorporated, a manufacturer of infrared thermal analysis devices. Mr. Brody is also a Director of the U.S. Navy Memorial Foundation. Since 1992, he has been a consultant to First Portland Corporation and has been a member of the management committee of Intercoastal Manufacturing, Co., a golf car parts sales and services company.

    Mr. Golden has served as a director of the Company since 1991. Since May 1992, Mr. Golden has served as a Managing Director of Hambrecht & Quist LLC, where he was a Principal from February 1988 until April 1990. Hambrecht & Quist LLC is an underwriter of this offering. From May 1990 until April 1992, Mr. Golden was a Vice President of Allen & Company Incorporated.

    Ms. Legg has served as a director of the Company since 1995. Ms. Legg has served as President and Chief Executive Officer of TIS Financial Services, Inc., an asset securitization and management company, since its formation in 1984. Ms. Legg also serves as President, Chief Executive Officer and a director of TIS Mortgage Investment Company, a real estate investment trust. Prior to her involvement with TIS, Ms. Legg served as Vice President and Treasurer of Boise Cascade, a Fortune 500 forest products manufacturer, and in various management roles with affiliates of Boise Cascade. From 1967 through 1970, Ms. Legg was Vice President of the Federal National Mortgage Association and was a principal architect of the GNMA mortgage-backed security. Ms. Legg is also a director of Meridian Point Realty Trusts "83, VI and VIII, each of which is a fixed-life real estate investment company.

    Mr. Murphy has served as a director of the Company since 1988. Mr. Murphy has been self-employed as a financial consultant since January 1996. Mr. Murphy served as President of Agent Financial Services Corporation, a consumer lending business, from November 1993 until December 1995. Mr. Murphy was a private business consultant from September 1991 until October 1993. From October 1988 until September 1991, Mr. Murphy served as Chief Executive Officer of the Murphy Group, a professional services and executive search firm. From July 1969 until August 1988, Mr. Murphy was employed by Arthur Andersen & Co., where he became a partner in 1982.

                   DESCRIPTION OF SECURITIES BEING REGISTERED

    The Registration Statement of which this Prospectus is a part registers up to 1,782,500 shares of Common Stock. The following description of the Company's Common Stock is qualified in all respects by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles"), which have been filed as an exhibit to the Registration Statement.

COMMON STOCK

    The Articles authorize the issuance of up to 10,000,000 shares of Common Stock, no par value. As of September 30, 1996, there were 4,822,623 shares of Common Stock outstanding held of record by 225 shareholders. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds lawfully available therefor and, in the event of liquidation or distribution of assets, are entitled to participate ratably in the distribution of such assets remaining after payment of liabilities, in each case subject to any preferential rights granted to any series of Preferred Stock that may then be outstanding. The Common Stock does not have any preemptive rights or redemption or sinking fund provisions. All of the issued and outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The Company does not have cumulative voting in the election of directors, which means that the holders of more than 50% of the shares voting can elect all directors. The Articles provide for staggered terms for directors whenever the Board is comprised of six or more members, meaning that at each election of the Board of Directors, one-third of the Company's directors will be elected for staggered terms of three years.

PROVISIONS AFFECTING ACQUISITION OF THE COMPANY

    The Articles provide that any Business Combination (as defined below) must be approved by the vote of at least 75% of the outstanding Common Stock, with such approving votes to include at least 51% of the Common Stock held by persons other than the Major Shareholder (as defined below), unless the proposed Business Combination (a) is approved by a majority of the directors ("Continuing Directors") who are unaffiliated with such Major Shareholder and who were directors before such Major Shareholder became a Major Shareholder or who were designated (before initial election as a director) as a Continuing Director by a two-thirds vote of the Continuing Directors, or (b) is solely between the Company and any corporation in which the Company owns 50% or more of the voting stock or interest and the shareholders of the Company retain their proportionate voting and equity interests in the surviving entity. The Articles define a "Business Combination" as (i) any merger or consolidation (whether in a single transaction or a series of related transactions) of the Company or any subsidiary of the Company with or into any person or entity which, together with affiliates or associates or group of persons that have agreed to act together, is or becomes the beneficial owner of 5% or more of the Company's voting stock (a "Major Shareholder"), (ii) any sale, exchange, shareholder distribution, pledge, mortgage (or use of other security device to create a lien upon) or lease of all or substantially all of the assets of the Company or a subsidiary to a Major Shareholder, whether in a single transaction or a series of related transactions, (iii) any purchase, exchange, lease or other acquisition by the Company or any of its subsidiaries of all or substantially all of the assets of a Major Shareholder, whether in a single transaction or a series of related transactions, (iv) any issuance of any securities of the Company (or warrants, options or other rights to purchase the same) to, the reclassification or recapitalization of the securities of the Company owned by, or the exchange of securities of the Company with, a Major Shareholder, (v) any other transaction with a Major Shareholder for which approval of the shareholders is required by law or by any agreement between the Company and any national securities exchange or rule of any such exchange or Nasdaq, and (vi) any contract or other agreement providing for any of the foregoing.

    The determination of whether a proposed business combination is within the scope of the Articles is made by a two-thirds majority of the Continuing Directors whose determination is conclusive and binding for all purposes of the Articles.

    The Articles also provide that if and for so long as a Major Shareholder exists, a resolution to voluntarily dissolve the Company may be adopted only upon the consent of all shareholders, or the affirmative vote of at least two-thirds of the total number of the Continuing Directors, and the affirmative vote of the holders of at least 75% of the shares of the Company entitled to vote thereon.

    The Articles also provide that, notwithstanding the foregoing provisions, the requisite vote necessary to approve a Business Combination with a Major Shareholder increases to 95% unless the terms of the transaction are such that all of the Company's shareholders are to receive as a result of the Business Combination the same amount, kind and composition of cash or securities payment on a per-share basis in exchange for their shares as was received by any other former shareholder of the Company whose shares were acquired during the preceding 12-month period by the Major Shareholder with whom the Business Combination is to be consummated.

    The provisions of the Articles requiring staggered terms for directors, supermajority approval of the Business Combinations involving Major Shareholders and providing for supermajority voting to amend such provisions, may not be amended without approval of the holders of at least 75% of the Company's outstanding Common Stock.

    The foregoing provisions of the Articles, as well as the staggered terms for directors and the availability of 5,000,000 shares of Series Preferred Stock for issuance without shareholder approval, may deter any potential hostile offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and could thereby deprive the shareholders of opportunities to realize a premium on their Common Stock and could make removal of incumbent management more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of the Company or a business combination with the Company to negotiate terms acceptable to the Board of Directors.

STATE LEGISLATION

    Oregon law provides that upon authorization of the Common Stock for quotation on the Nasdaq National Market, certain "business combinations" between the Company as an Oregon corporation and an "interested shareholder" are prohibited for a three-year period following the date that such shareholder became an interested shareholder, unless (i) the corporation has elected in its articles of incorporation not to be governed by the Oregon business combination law (the Company has not made such an election), (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested shareholder, (iii) upon consummation of the transaction that made it an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by 66 2/3% of the voting stock which the interested shareholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who has not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation's directors.

    The term "business combination" for purposes of the Oregon law is defined generally to include mergers or consolidations between an Oregon corporation and an "interested shareholder," transactions with an "interested shareholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested shareholder's percentage ownership of stock. The term "interested shareholder" is defined generally as those shareholders who become beneficial owners of 15% or more of an Oregon corporation's voting stock.

    The Company is subject to the Oregon Control Share Act (the "Control Share Act"), which generally provides that a person (the "Acquiror") who acquires voting stock of an Oregon corporation in a transaction which results in such Acquiror holding more than each of 20%, 33% or 50% of the total voting power of such corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("control shares") unless voting rights are accorded to such control shares by (i) a majority of each voting group entitled to vote, and (ii) the holders of a majority of the outstanding voting shares, excluding the control shares held by the Acquiror and shares held by the Company's officers and inside directors. The term "Acquiror" is broadly defined to include persons acting as a group.

    The Acquiror may, but is not required to, submit to the Company an "Acquiring Person Statement" setting forth certain information about the Acquiror and its plans with respect to the Company. The Statement may also request that the Company call a special meeting of shareholders to determine whether the voting rights will be restored to the control shares. If the Acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders. If the Acquiror's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of the restoration of such voting rights will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiror for the control shares.

    A corporation may provide in its articles of incorporation and bylaws that the statutory provisions described above do not apply to its shares. The Articles and Bylaws of the Company do not contain such a provision, and the statutory provisions described above will apply to acquisitions of shares of the Company's voting stock.

REGISTRATION RIGHTS

    In connection with the Company's acquisition of The Genesys Solutions Group, Inc. in September 1994, Genesys' shareholders were issued in the aggregate 313,600 shares of Common Stock. The Company granted certain registration rights to these shareholders with respect to those shares ("Registrable Securities"). The Company's obligations to register the Registrable Securities terminate on the date that all the Registrable Securities may be sold without registration in reliance on Rule 144 under the Securities Act. As of September 29,

1996 the Registrable Securities became eligible for sale under Rule 144; however, since the shares held by two former Genesys shareholders may be subject to volume limitations under Rule 144, the Company believes that these two individuals may have the right to participate in this offering. Both of these individuals have elected to waive any rights to participate in this offering. Following the completion of this offering, the Company believes all registration rights will be extinguished.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services of Seattle, Washington.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

    Upon completion of this offering, the Company will have outstanding an aggregate of 6,372,623 shares of Common Stock, assuming the issuance of 1,550,000 shares of Common Stock offered hereby, no exercise of the Underwriter's over-allotment option, and no exercise of outstanding options, based on shares outstanding as of September 30, 1996. Substantially all of such shares will be freely saleable without restriction or further registration under the Securities Act, except that 34,026 shares will be held in escrow until April 1998 and any shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act are subject to certain limitations and restrictions described below.

    The Company is obligated to issue 33,341 shares of Common Stock in connection with an acquisition which shares will be eligible for sale under Rule 144 in November 1997. Furthermore, the Company may elect to issue additional shares in lieu of cash royalty obligations arising from prior acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    As of September 30, 1996, there were a total of 834,260 shares of Common Stock subject to outstanding options under the Company's option plans, 210,140 of which were vested and exercisable. Holders of stock options could exercise these options and sell certain of the shares issued upon exercise.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 63,726 shares immediately after this offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Under Rule 701 of the Securities Act, persons who purchased shares upon exercise of options granted prior to the effective date of the Company's public offering are entitled to sell such shares in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

    The Company's executive officers and directors, who as of September 30, 1996 own in the aggregate 497,578 shares of Common Stock, have agreed that they will not, subject to certain limited exceptions, directly or indirectly, sell, offer, contract to sell, grant any option to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire any such shares owned by them, for 90 days from the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC, which consent generally may be given or withheld in the discretion of Hambrecht & Quist LLC.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Hambrecht & Quist LLC, Dain Bosworth Incorporated and Pacific Crest Securities Inc., have severally agreed to purchase from the Company the following respective number of shares of Common Stock.

                                                              NUMBER OF
UNDERWRITER                                                     SHARES
------------------------------------------------------------  ----------
Hambrecht & Quist LLC.......................................
Dain Bosworth Incorporated..................................
Pacific Crest Securities Inc................................

                                                              ----------
  Total.....................................................   1,550,000
                                                              ----------
                                                              ----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus and
to certain dealers at such price less a concession not in excess of $     per
share. The Underwriters may allow and such dealers may reallow a concession not
in excess of $     per share to certain other dealers. After the public offering of the shares, the offering price and other selling terms may be changed by the Underwriters.

    The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 232,500 additional shares of Common Stock at the public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of the shares in whole or in part.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

    The Company's executive officers and directors, who as of September 30, 1996 own in the aggregate 497,578 shares of Common Stock, have agreed that they will not, directly or indirectly, sell, offer, contract to sell, grant any option to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock owned by them, without the prior written consent of Hambrecht & Quist LLC, during the 90-day period following the date of this Prospectus.

    The Company has agreed that it will not, directly or indirectly, sell, offer, contract to sell, grant any option to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock, without the prior written consent of Hambrecht & Quist LLC during the 90-day period following the date of this Prospectus, except that the Company may issue, and grant options to purchase, shares of Common Stock under its stock and employee stock purchase plans and under currently outstanding options. Sales of such shares in the future could adversely affect the market price of the Common Stock.

    In general, the rules of the Commission will prohibit the Underwriters from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates intend to engage in passive market making in the Company's Common Stock during the cooling off period.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Farleigh, Wada & Witt, P.C., Portland, Oregon. Certain legal matters will be passed upon for the Underwriters by Morrison & Foerster LLP, San Francisco, California. From time to time Morrison & Foerster LLP provides advice to the Company regarding certain regulatory matters.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included and incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of Culverin Corporation as of and for the year ended December 31, 1994 and the financial statements of Input Creations Inc. as of and for the year ended December 31, 1995 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The combined financial statements of OnLine Financial Communication Systems, Inc. and COIN Banking Systems, Inc. (collectively, MicroBilt Financial Products Division) incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K for an April 1, 1996 event, as amended by Amendment No. 1 on Form 8-K/A, as of and for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference into this Prospectus except as superseded or modified herein: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996; (3) the Company's Current Report on Form 8-K for a November 21, 1995 event, as amended by Amendment No. 1 on Form 8-K/A; (4) the Company's Current Report on Form 8-K for an April 1, 1996 event, as amended by Amendment No. 1 on Form 8-K/A; (5) the Company's Current Report on Form 8-K for an April 17, 1996 event, as amended by Amendment No. 1 on Form 8-K/A; (6) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, (7) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, and (8) the Company's Registration Statement on Form 8-A filed June 28, 1993. All information included in any such documents filed by the Company under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--General," "--The Financial Services Industry," "--Products" and "--Services and Support" are hereby excluded from such incorporation by reference.

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Investor Relations, CFI ProServices, Inc., 400 S.W. Sixth Avenue, Portland, Oregon 97204. The Company's telephone number at that location is (503) 274-7280.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company commenced filing its reports, proxy and information statements and other information electronically with the Commission in May 1996. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission. The Company's Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3 (referred to herein, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. Certain parts have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance, reference is made to such copy, and each such statement shall be deemed qualified in all respects by such reference. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section at the address set forth above.

                         INDEX TO FINANCIAL STATEMENTS

    The financial statements included herein are as follows:

                                                                            PAGE
                                                                            ----
CFI PROSERVICES, INC.
Report of Independent Public Accountants..................................   F-2

Consolidated Balance Sheets, December 31, 1994 and 1995 and September 30,
 1996 (unaudited).........................................................   F-3

Consolidated Statements of Operations, Years Ended December 31, 1993, 1994
 and 1995 and Nine Months Ended September 30, 1995 (unaudited) and 1996
 (unaudited)..............................................................   F-4

Consolidated Statements of Shareholders' Equity, Years Ended December 31,
 1993, 1994 and 1995 and Nine Months Ended September 30, 1996
 (unaudited)..............................................................   F-5

Consolidated Statements of Cash Flows, Years Ended December 31, 1993, 1994
 and 1995 and Nine Months Ended September 30, 1995 (unaudited) and 1996
 (unaudited)..............................................................   F-6

Notes to Consolidated Financial Statements................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders of
CFI ProServices, Inc.

    We have audited the accompanying consolidated balance sheets of CFI ProServices, Inc. (an Oregon corporation) and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFI ProServices, Inc. and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Portland, Oregon
January 31, 1996

                             CFI PROSERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                     SEPTEMBER 30,
                                                                                                         1996
                                                                       DECEMBER 31,   DECEMBER 31,   -------------
                                                                           1994           1995
                                                                       -------------  -------------   (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................................    $   1,514      $   4,844      $     186
  Short-term investments.............................................        6,444          2,826         --
  Accounts receivable, net of allowances of $200, $290 and $1,356....       10,653         15,165         14,894
  Income taxes receivable............................................           63            229         --
  Inventory..........................................................          421            215            155
  Deferred tax asset.................................................          228            445          1,030
  Prepaid expenses and other current assets..........................          917          1,304            845
                                                                       -------------  -------------  -------------
    Total current assets.............................................       20,240         25,028         17,110
Property and equipment, net of accumulated depreciation of $2,608,
 $3,875 and $5,096...................................................        2,579          2,968          4,669
Software development costs, net of accumulated amortization of
 $1,727, $2,514 and $2,469...........................................        2,155          4,317          7,214
Purchased software costs, net of accumulated amortization of $544,
 $1,176 and $1,056...................................................        1,481            849          1,272
Other intangibles, net of accumulated amortization of $417, $410 and
 $1,161..............................................................          828          3,079          6,551
Deferred tax asset...................................................       --             --                905
Other assets.........................................................          204            346         --
                                                                       -------------  -------------  -------------
    Total assets.....................................................    $  27,487      $  36,587      $  37,721
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................    $   1,421      $   1,443      $   1,612
  Accrued expenses...................................................        2,816          3,317          4,568
  Deferred revenue...................................................        5,449          6,860          5,458
  Customer deposits..................................................          218            698          1,037
  Notes payable......................................................       --              3,915          3,302
  Income taxes payable...............................................       --             --                166
  Other current liabilities..........................................       --                 36         --
                                                                       -------------  -------------  -------------
    Total current liabilities........................................        9,904         16,269         16,143
Deferred tax liability...............................................          228            965         --
Long term debt, less current portion.................................       --                423          2,815
                                                                       -------------  -------------  -------------
    Total liabilities................................................       10,132         17,657         18,958
Mandatory redeemable Class A Preferred Stock.........................          764            761            756
Shareholders' equity:
  Series Preferred Stock, 5,000,000 shares authorized,
   none issued and outstanding.......................................       --             --             --
  Common stock, no par value, 10,000,000 shares authorized and
   3,928,977, 4,496,136 and 4,822,623 shares issued and
   outstanding.......................................................       14,341         15,693         17,253
  Retained earnings..................................................        2,250          2,476            754
                                                                       -------------  -------------  -------------
    Total shareholders' equity.......................................       16,591         18,169         18,007
                                                                       -------------  -------------  -------------
    Total liabilities and shareholders' equity.......................    $  27,487      $  36,587      $  37,721
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                             CFI PROSERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NINE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1993       1994       1995       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Revenue
  Software license fees....................................  $  14,686  $  16,781  $  18,918  $  12,253  $  24,005
  Service and support......................................      9,748     12,775     15,060     10,922     16,087
  Other....................................................      2,720      3,060      2,798      2,264      2,577
                                                             ---------  ---------  ---------  ---------  ---------
    Total revenue..........................................     27,154     32,616     36,776     25,439     42,669
Cost of revenue............................................      8,047      9,646     11,672      8,345     14,411
                                                             ---------  ---------  ---------  ---------  ---------
    Gross profit...........................................     19,107     22,970     25,104     17,094     28,258
                                                             ---------  ---------  ---------  ---------  ---------
Operating expenses
  Sales and marketing......................................      7,840      8,194      9,558      6,515      9,526
  Product development......................................      4,803      5,153      6,356      4,373      7,841
  General and administrative...............................      2,957      4,352      4,295      3,244      4,034
  Amortization of intangibles..............................         70        160        343        220        752
  Acquired in-process research and development and
   restructuring...........................................     --         --          4,549     --          8,030
                                                             ---------  ---------  ---------  ---------  ---------
    Total operating expenses...............................     15,670     17,859     25,101     14,352     30,183
                                                             ---------  ---------  ---------  ---------  ---------
    Income (loss) from operations..........................      3,437      5,111          3      2,742     (1,925)
                                                             ---------  ---------  ---------  ---------  ---------
Non-operating income (expense)
  Interest expense.........................................        (49)        (8)        (3)    --            (91)
  Interest income..........................................        187        385        490        344        237
  Other, net...............................................     --         --         --         --            (34)
                                                             ---------  ---------  ---------  ---------  ---------
    Total non-operating income.............................        138        377        487        344        112
                                                             ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes..........................      3,575      5,488        490      3,086     (1,813)
Provision for (benefit from) income taxes..................      1,311      1,974        167      1,049       (163)
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss)..........................................      2,264      3,514        323      2,037     (1,650)
Preferred stock dividend...................................        733         97         97         72         72
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) applicable to common shareholders........  $   1,531  $   3,417  $     226  $   1,965  $  (1,722)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) per share................................  $    0.41  $    0.71  $    0.05  $    0.40  $   (0.36)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Shares used in per share calculations......................      3,775      4,806      4,877      4,870      4,746
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

 The accompanying notes are an integral part of these consolidated statements.

                             CFI PROSERVICES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                    AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                         COMMON STOCK                     (ACCUMULATED
                                                     ---------------------     STOCK     DEFICIT)/RETAINED
                                                       SHARES     AMOUNT     WARRANTS       EARNINGS        TOTAL
                                                     ----------  ---------  -----------  ---------------  ---------
BALANCES, December 31, 1992........................     687,996  $     212   $     488      $  (2,698)    $  (1,998)
  Issuance of Common Stock.........................   1,674,283     13,280      --             --            13,280
  Exercise of stock warrants.......................   1,515,123        746        (488)        --               258
  Net income applicable to common shareholders.....      --         --          --              1,531         1,531
                                                     ----------  ---------       -----         ------     ---------
BALANCES, December 31, 1993........................   3,877,402     14,238      --             (1,167)       13,071
  Issuance of Common Stock.........................      51,575        103      --             --               103
  Net income applicable to common shareholders.....      --         --          --              3,417         3,417
                                                     ----------  ---------       -----         ------     ---------
BALANCES, December 31, 1994........................   3,928,977     14,341      --              2,250        16,591
  Issuance of Common Stock.........................     567,159      1,061      --             --             1,061
  Tax benefits from stock transactions.............      --            291      --             --               291
  Net income applicable to common shareholders.....      --         --          --                226           226
                                                     ----------  ---------       -----         ------     ---------
BALANCES, December 31, 1995........................   4,496,136     15,693      --              2,476        18,169
  Issuance of Common Stock (unaudited).............     326,487      1,408      --             --             1,408
  Tax benefits from stock transactions
   (unaudited).....................................      --            152      --             --               152
  Net loss applicable to common shareholders
   (unaudited).....................................      --         --          --             (1,722)       (1,722)
                                                     ----------  ---------       -----         ------     ---------
BALANCES, September 30, 1996
 (unaudited).......................................   4,822,623  $  17,253   $  --          $     754     $  18,007
                                                     ----------  ---------       -----         ------     ---------
                                                     ----------  ---------       -----         ------     ---------

 The accompanying notes are an integral part of these consolidated statements.

                             CFI PROSERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                                               NINE MONTHS
                                                                            YEARS ENDED                           ENDED
                                                                           DECEMBER 31,                       SEPTEMBER 30,
                                                              ---------------------------------------   -------------------------
                                                                 1993          1994          1995          1995          1996
                                                              -----------   -----------   -----------   -----------   -----------
                                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss) applicable to common shareholders.......  $     1,531   $     3,417   $       226   $     1,965   $    (1,722)
  Adjustments to reconcile net income (loss) applicable to
   common shareholders to cash provided by operating
   activities:
    Depreciation and amortization...........................        1,256         1,702         3,029         2,075         3,358
    Gain on sale of property and equipment..................      --            --            --            --                (10)
    Write-off of in-process research and development........      --            --              3,700       --              8,030
    Deferred income taxes...................................      --            --               (900)      --             (2,076)
    Interest accreted (payments made) on mandatory
     redeemable preferred stock, net........................           15             7            (3)          (25)           (5)
    Amortization of Class C preferred stock issuance
     costs..................................................          341       --            --            --            --
    Loss on sale of equity investments......................      --            --                 31       --            --
    Equity in Vendor Payment Systems, Inc. loss.............      --            --                 88       --            --
    (Increase) decrease in assets, net of effects from
     purchase of businesses:
      Accounts receivable, net..............................       (3,471)       (2,634)       (3,734)        2,305         1,887
      Income taxes receivable, net..........................      --                (63)          125       --                547
      Inventories, net......................................          (37)         (188)          206           175            60
      Prepaid expenses and other current assets.............         (647)          (19)         (302)          169           489
    Increase (decrease) in liabilities, net of effects from
     purchase of businesses:
      Accounts payable......................................          206           595          (166)         (665)         (105)
      Accrued expenses......................................          445           580          (144)       (1,158)        1,251
      Deferred revenue......................................        3,036            87         1,129        (2,348)       (2,955)
      Customer deposits.....................................          289          (818)          243           150          (441)
      Other current liabilities.............................         (233)          (71)          (67)          283          (338)
                                                              -----------   -----------   -----------   -----------   -----------
        Net cash provided by operating activities...........        2,731         2,595         3,461         2,926         7,970
Cash flows from investing activities:
  Expenditures for property and equipment...................       (1,157)       (1,995)       (1,232)         (982)       (2,084)
  Software development costs capitalized....................         (312)       (1,102)       (2,720)       (2,022)       (3,685)
  Expenditures for purchased software.......................      --             (1,285)      --            --                (20)
  Purchase of investments...................................       (9,446)      (13,612)       (8,128)       (8,128)      --
  Proceeds from sale/maturity of investments................        2,034        14,601        11,715         7,794         2,826
  Proceeds from sale of property and equipment..............      --            --            --            --                 19
  Acquisition of Products Division of PBS...................      --               (715)      --            --            --
  Investment in Vendor Payment Systems, Inc.................      --               (225)         (230)      --               (359)
  Acquisition of Texas Southwest Technology Group...........      --            --               (259)         (259)      --
  Acquisition of Culverin Corporation, net of cash
   received.................................................      --            --                (62)      --            --
  Cash paid for acquisition of MicroBilt Financial Services
    Division, net of cash received..........................      --            --            --            --             (2,295)
  Cash paid for acquisition of Input Creations, Inc.........      --            --            --            --             (2,107)
  Cash paid for other acquisitions..........................      --            --            --            --               (812)
  Other assets..............................................      --            --            --            --                353
                                                              -----------   -----------   -----------   -----------   -----------
        Net cash used in investing activities...............       (8,881)       (4,333)         (916)       (3,597)       (8,164)
Cash flows from financing activities:
  Net (payments on) proceeds from line of credit............          (50)      --            --            --              1,627
  Payments on capital leases................................         (191)         (104)      --            --            --
  Payments on notes payable.................................      --            --            --            --             (6,910)
  Payments on long-term debt................................          (73)      --                 (6)      --               (323)
  Proceeds from issuance of common stock....................       13,538           103           791           734         1,142
  Payment for redemption of Class C preferred stock.........       (5,665)      --            --            --            --
                                                              -----------   -----------   -----------   -----------   -----------
        Net cash provided by (used in) financing
         activities.........................................        7,559            (1)          785           734        (4,464)
                                                              -----------   -----------   -----------   -----------   -----------
Increase (decrease) in cash and cash equivalents............        1,409        (1,739)        3,330            63        (4,658)
Cash and cash equivalents:
  Beginning of period.......................................        1,844         3,253         1,514         1,514         4,844
                                                              -----------   -----------   -----------   -----------   -----------
  End of period.............................................  $     3,253   $     1,514   $     4,844   $     1,577   $       186
                                                              -----------   -----------   -----------   -----------   -----------
                                                              -----------   -----------   -----------   -----------   -----------

 The accompanying notes are an integral part of these consolidated statements.

                             CFI PROSERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    NATURE OF BUSINESS

    The Company develops, sells, and services customer service software used by financial institutions. The Company combines its technology, banking and legal expertise to deliver knowledge-based software solutions that enable institutions to simplify key business processes such as sales and service, improve productivity, strengthen customer relationships, and maintain compliance with both internal business policies and external government relations. Although most sales historically have been to commercial banks within the United States, today the Company actively markets its products to most types of financial institutions domestically and, for the non-compliance oriented software, internationally. The Company has been in business since 1978.

    BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of its wholly owned subsidiaries, The Genesys Solutions Group, Inc., Texas Southwest Technology Group, and Culverin Corporation. All intercompany transactions and balances have been eliminated. Through December 31, 1995, a cash investment in Vendor Payment Systems, Inc. (VPS), was included in other assets and was accounted for using the equity method. In April 1996, the Company purchased the remaining outstanding stock of VPS and it is currently a wholly owned subsidiary and is accounted for as such in the September 30, 1996 financial statements. The Company made certain acquisitions in April 1996 (see Note 2). These acquisitions have been included in the consolidated financial statements since the date of acquisition.

    INTERIM FINANCIAL INFORMATION

    The interim consolidated financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the management of the Company believes that the disclosures are adequate to make the information presented not misleading. Interim financial statements are by necessity somewhat tentative; judgments are used to estimate interim amounts for items that are normally determinable only on an annual basis. For example, the effective income tax rate is based on estimates of annual amounts of taxable income, tax credits and other factors.

    The interim period information included herein reflects all adjustments which are, in the opinion of the management of the Company, necessary for a fair statement of the results of the respective interim periods. Results of operations for interim periods are not necessarily indicative of results to be expected for an entire year.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and short-term investments with original maturity dates of three months or less at the time of acquisition.

    INVESTMENTS

    Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities (SFAS 115)" requires the Company to classify and account for its security investments as trading securities, securities available for sale or securities held to maturity depending on the Company's intent to hold or trade the securities at time of purchase. Securities available for sale are stated on the balance sheet at their fair market value which approximates cost. Securities held to maturity are stated at amortized cost. There

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    (CONTINUED)
were no unrealized holding gains or losses at December 31, 1994 and 1995. The proceeds from the sales of available for sale securities and realized losses on sales of equity securities are indicated below. The Company uses the specific identification method for determining the cost to use in computing realized losses.

                                                                                   YEARS ENDED
                                                                                  DECEMBER 31,
                                                                         -------------------------------
                                                                           1993       1994       1995
                                                                         ---------  ---------  ---------
Proceeds from sale of available for sale securities....................     --         --      $     185
Realized losses on sales of equity securities..........................     --         --      $      31

    INVENTORY

    Inventory consists primarily of printed bank forms and supplies, and is stated at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost; depreciation is computed on a straight-line basis over the estimated useful lives of the individual assets, which are three years for computer equipment and software, and five to seven years for furniture, fixtures and other equipment. Expenditures for repairs and maintenance are charged to current operations, and costs related to renewals and improvements that add significantly to the useful life of an asset are capitalized. When depreciable properties are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in income.

    SOFTWARE

    The costs of internally developed software which meet the criteria in Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed," are capitalized. These costs are amortized on a straight-line basis over estimated economic lives ranging from three to five years. Amortization of internally developed software is as indicated below.

    Purchased software is capitalized at cost and amortized on a straight-line basis over estimated economic lives ranging from two to five years. Amortization of purchased software is as indicated below. Most of the contracts for purchased software require royalties to be paid based on revenues generated by the related software.

                                                                                   YEARS ENDED
                                                                                  DECEMBER 31,
                                                                         -------------------------------
                                                                           1993       1994       1995
                                                                         ---------  ---------  ---------
Amortization of internally developed software..........................  $     560  $     518  $     787
Amortization of purchased software.....................................  $      61  $      92  $     632

    INTANGIBLES

    The intangibles consist primarily of amounts paid for goodwill, noncompetition agreements and customer lists. These costs are amortized on a straight-line basis over estimated economic lives of five to seven years. The Company believes these useful lives are appropriate based on the factors influencing acquisition decisions. These factors include product life, profitability and general industry outlook. The Company reviews its intangible assets for asset impairment at the end of each quarter, or more frequently when events or changes in circumstances indicate that the carrying amount of intangibles may not be recoverable. To perform that review,

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    (CONTINUED)
the Company will estimate the sum of expected future undiscounted cash flows from operating activities. If the estimated net cash flows are less than the carrying amount of intangibles, the Company would recognize an impairment loss in an amount necessary to write the intangibles down to fair value as determined by the expected discounted future cash flows. The Company has not recognized an impairment loss to date.

    REVENUE RECOGNITION

    License revenues are derived from three kinds of transactions:

    - Licenses with no follow-on obligations on the part of the Company are recognized upon shipment.

    - Licenses which require installation and training by the Company prior to use are recognized upon completion of the installation and training.

    - Licenses which include significant amounts of tailoring and, occasionally, customization are recognized on a percentage of completion basis as the tailoring and customization are performed. Estimates of efforts to complete a project are used in the percentage of completion calculation. Due to the uncertainties inherent in these estimates, actual results could differ from those estimates.

    If the license agreement obligates the Company to provide post-contract support at no additional cost to the customer, the revenue related to the post-contract support is carved out and recognized ratably over the support period. Product returns and exchanges are rare and are recorded as reductions in license revenue when the obligation to accept the return or conduct the exchange becomes known.

    Revenues for consulting, custom programming and training, where separately contracted for, are recognized as the related services are performed. Other revenues include sales of preprinted forms and font cartridges which are recognized upon shipment.

    Amounts received in advance for service and support contracts are deferred and recognized ratably over the support period. Amounts in excess of invoiced minimums for service and support charges based on usage are estimated and recognized in the period in which usage occurs.

    INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" (SFAS No.
109). This pronouncement requires deferred tax assets and liabilities to be valued using the enacted tax rates expected to be in effect when the temporary differences are recovered or settled.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    EARNINGS PER SHARE

    Earnings per share is computed based on the weighted average number of common and dilutive common equivalent shares outstanding, using the treasury stock method. Common stock equivalents include shares issuable for a certain acquisition and upon exercise of outstanding stock options and warrants.

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    (CONTINUED)
    SUPPLEMENTARY CASH FLOW INFORMATION

    The Company made the following cash payments:

                                                                                                NINE MONTHS
                                                                     YEARS ENDED                   ENDED
                                                                    DECEMBER 31,               SEPTEMBER 30,
                                                           -------------------------------  --------------------
                                                             1993       1994       1995       1995       1996
                                                           ---------  ---------  ---------  ---------  ---------
                                                                                                (UNAUDITED)
Interest and preferred dividends.........................  $     456  $     101  $     103  $      72  $     142
Income taxes.............................................      1,595      2,075      1,005        668      1,367

    Noncash investing and financing activities are as follows:

                                                                                                    NINE MONTHS
                                                                         YEARS ENDED                   ENDED
                                                                        DECEMBER 31,               SEPTEMBER 30,
                                                               -------------------------------  --------------------
                                                                 1993       1994       1995       1995       1996
                                                               ---------  ---------  ---------  ---------  ---------
                                                                                                    (UNAUDITED)
Tax benefit from exercise of nonqualified stock options......     --         --      $     291     --      $     152
Culverin Corporation acquisition (Note 2):
  Issuance of notes payable..................................     --         --          3,740     --         --
  Stock commitment...........................................     --         --            270     --         --
Texas Southwest Technology Group acquisition (Note 2):
  Issuance of notes payable..................................     --         --            450  $     450     --
Conversion of warrants to common stock.......................  $     488     --         --         --         --
MicroBilt Financial Services Division acquisition (Note 2):
  Issuance of notes payable..................................     --         --         --         --          3,500
Input Creations, Inc. acquisition (Note 2):
  Issuance of long term debt.................................     --         --         --         --          1,533
Other acquisitions (Note 2):
  Issuance of long term debt.................................     --         --         --         --          1,182
  Issuance of notes payable..................................     --         --         --         --          1,170
  Issuance of Common Stock...................................     --         --         --         --            266

    RECLASSIFICATION

    Certain reclassifications in the financial statements and notes have been made to all periods prior to 1996 to conform with the current presentation.

    RECENT PRONOUNCEMENTS

    During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. SFAS 121 will become effective for the Company's year ending December 31, 1996. The Company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    (CONTINUED)
    During October 1995, the Financial Accounting Standards Board issued Statement No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. The Company will continue to account for employee purchase rights and stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123 disclosures will be effective for fiscal years beginning after December 31, 1995.

2.  ACQUISITIONS:
    In November 1995, the Company acquired all of the outstanding common stock of Culverin Corporation (Culverin), a software company with headquarters in Dayton, Ohio. The initial purchase price consists of $3,883 in cash payable in installments through November 1996; cash of $50 and 33,341 shares of the Company's common stock, valued at $13.50 per share and discounted 40% for restrictions on trading, to be delivered on January 1, 1998; and expenses of $531. In addition, the Company will make annual contingent royalty payments over the next five years of between 3% and 15% of revenues generated by Culverin products, depending on the amount of such revenues in each year. The transaction has been accounted for as a purchase and the excess of the initial purchase price over the value of the identifiable assets, $1,969, has been recorded as an intangible asset, amortized on a straight-line basis over seven years. The 1995 financial statements herein include the results of Culverin's operations for November and December, 1995.

    Unaudited pro forma results of operations, if the acquisition of Culverin had occurred at the beginning of 1994, including, in 1995, the pre-tax $3,700 write-off of the value of acquired in-process research and development efforts, are as follows:

                                                                              YEARS ENDED
                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1994       1995
                                                                          ---------  ---------
Total revenue...........................................................  $  37,923  $  40,498
Net income (loss) applicable to common stock............................      2,967       (205)
Earnings (loss) per share...............................................       0.61      (0.05)

    Primarily in connection with the Culverin acquisition, the Company recorded a pretax charge of $4,549 in the fourth quarter of 1995. Of this charge, $3,700 represented the value, determined by independent appraisal, of Culverin's in-process research and development efforts at the time of acquisition. Technological feasibility of the acquired technology, which has no alternative future uses, had not been established prior to the purchase. Restructuring costs, comprised primarily of severance costs, represent the remainder of the charge.

    In April 1995, the Company acquired all of the outstanding common stock of Texas Southwest Technology Group (TSTG), a software company located in Houston, Texas. The purchase price consisted of $259 cash upon closing, $450 payable over the next four years, and contingent royalties payable at percentages between 6% and 18% on license revenue from sales of TSTG products over the next three years. The transaction has been accounted for as a purchase and the excess of the initial purchase price over the value of the identifiable assets, $625, has been recorded as an intangible asset, amortized on a straight-line basis over five years. The financial statements herein include the results of TSTG's operations for the nine months ended December 31, 1995. The results of TSTG's operations prior to the acquisition, both for 1994 and 1995, were insignificant.

    In September 1994, the Company issued 313,600 shares of its common stock for all of the outstanding shares of The Genesys Solutions Group, Inc. (Genesys). Genesys, located in Huntington, New York, develops and licenses software that automates call center service and support functions for financial institutions. The

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

2.  ACQUISITIONS: (CONTINUED)
transaction was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements for all periods presented reflect the accounts of Genesys as though the acquisition occurred on the first day of the first year presented.

    In June 1994, the Company acquired the Products Division of Professional Bank Services, Inc. (PBS) for $715 in cash and, in addition, assumed service liabilities of $455. The excess of the purchase price over the fair market value of the identifiable assets, $895, has been recorded as intangibles and is being amortized on a straight-line basis over five years. The results of PBS' operations prior to the acquisition were insignificant.

    In April 1994, the Company purchased from Cardinal Technologies Incorporated the rights to certain fair lending software for $950, which has been recorded as purchased software and is being amortized on a straight-line basis over three years.

    EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)
    In April 1996, the Company acquired all of the capital stock of two software companies and certain assets of three other software companies in four separate transactions. The companies acquired were OnLine Financial Communication Systems, Inc. ("OnLine"), COIN Banking Systems, Inc. ("COIN") (formerly subsidiaries of MicroBilt Corporation), Input Creations, Inc. ("Input"), Pathways Software, Inc. ("Pathways") and Halcyon Group, Inc. ("Halcyon"). All of these acquisitions were accounted for as purchases. The combined purchase prices totaled $13.6 million plus certain contingent royalties tied to future revenue production or to software conversions. The $13.6 million included $5.2 million of cash, $7.4 million in notes payable and other long-term liabilities, $0.3 million of Common Stock and $0.7 million of other assumed liabilities. In conjunction with these acquisitions, the Company recorded $3.9 million of goodwill which is being amortized ratably over a seven year period and $8.0 million of acquired in-process research and development, determined by independent appraisal, all of which was expensed currently. The technological feasibility of the acquired technology, which has no alternative future use, had not been established prior to the purchase. In connection with the April 1996 acquisitions and in accordance with the Emerging Issues Task Force issue 96-7 (EITF 96-7) issued in 1996, the Company did not provide deferred taxes on the portion of the acquired in-process research and development costs which had no underlying tax basis. Prior to the issuance of EITF 96-7, the Company provided deferred taxes on acquired in-process research and development costs which had no underlying tax basis.

    Subsequent to executing and closing the agreement for the OnLine and COIN acquisitions, a dispute over the assets excluded from the acquisition has arisen between CFI and MicroBilt Corporation. The parties are currently attempting to resolve this dispute and management does not believe that the ultimate resolution of this item will have a material effect on the Company's financial position or results of operations.

    Unaudited pro forma results of operations assuming the April 1996 acquisitions and the Culverin acquisition occurred at January 1, 1995 are as follows:

                                                                           NINE MONTHS ENDED
                                                            YEAR ENDED       SEPTEMBER 30,
                                                           DECEMBER 31,   --------------------
                                                               1995         1995       1996
                                                           -------------  ---------  ---------
Total revenue............................................    $  54,497    $  38,754  $  45,945
Net income (loss) applicable to common stock.............         (699)       2,812     (1,706)
Earnings (loss) per share................................        (0.16)        0.58      (0.36)

    Pro forma results for the year ended December 31, 1995 and the nine months ended September 30, 1996 includes the write off of acquired in-process research and development in the period when incurred.

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

3.  SHORT-TERM INVESTMENTS:
    Short-term investments consist of the following:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1994       1995
                                                                             ---------  ---------
Equity securities available for sale.......................................  $     250     --
Debt securities held to maturity (due within one year):
  U.S. government obligations..............................................      1,006  $   1,300
  U.S. municipal obligations...............................................      3,660      1,526
  Corporate obligations....................................................      1,528     --
                                                                             ---------  ---------
    Total..................................................................  $   6,444  $   2,826
                                                                             ---------  ---------
                                                                             ---------  ---------

4.  PROPERTY AND EQUIPMENT:
    The major categories of property and equipment are summarized as follows:

                                                                 DECEMBER 31,
                                                             --------------------  SEPTEMBER 30,
                                                               1994       1995         1996
                                                             ---------  ---------  -------------
                                                                                    (UNAUDITED)
Computer hardware and software.............................  $   3,536  $   4,663    $   6,999
Furniture and fixtures.....................................      1,449      1,943        2,433
Leasehold improvements.....................................        202        237          333
                                                             ---------  ---------       ------
                                                                 5,187      6,843        9,765
Less--Accumulated depreciation.............................      2,608      3,875        5,096
                                                             ---------  ---------       ------
                                                             $   2,579  $   2,968    $   4,669
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

    Depreciation expense was as follows:

                                                                                        NINE MONTHS
                                                             YEARS ENDED                   ENDED
                                                            DECEMBER 31,               SEPTEMBER 30,
                                                   -------------------------------  --------------------
                                                     1993       1994       1995       1996       1995
                                                   ---------  ---------  ---------  ---------  ---------
                                                                                        (UNAUDITED)
Depreciation expense.............................  $     565  $     932  $   1,267  $   1,299  $     914
                                                         ---        ---  ---------  ---------  ---------
                                                         ---        ---  ---------  ---------  ---------

5.  ACCRUED EXPENSES:
    Accrued expenses consist of the following:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1994       1995
                                                                             ---------  ---------
Accrued vacation pay.......................................................  $     188  $     190
Accrued commissions........................................................        383        480
Accrued bonuses and profit sharing.........................................        885        648
Other......................................................................      1,360      1,999
                                                                             ---------  ---------
                                                                             $   2,816  $   3,317
                                                                             ---------  ---------
                                                                             ---------  ---------

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

6.  EMPLOYEE BENEFIT PLANS:
    The Company created a profit sharing plan (the "Plan") on February 1, 1989 under the provisions of Section 401(k) of the Internal Revenue Code. Employer contributions to the Plan are made at the discretion of the Board of Directors and were as follows:

                                                                                  DECEMBER 31,
                                                                         -------------------------------
                                                                           1993       1994       1995
                                                                         ---------  ---------  ---------
Employer contributions.................................................  $     104  $     156  $     220
                                                                               ---        ---        ---
                                                                               ---        ---        ---

    The Board of Directors has approved an officers' bonus plan and employee profit sharing plan. The amount and timing of the bonus and profit sharing payments are at the Board's discretion. The expense associated with these plans was as follows:

                                                                              DECEMBER 31,
                                                                     -------------------------------
                                                                       1993       1994       1995
                                                                     ---------  ---------  ---------
Bonus and profit sharing expense...................................  $   1,008  $   1,198  $     771
                                                                     ---------  ---------        ---
                                                                     ---------  ---------        ---

    The Company has a qualified employee stock purchase plan which allows qualified employees to direct the Company to apply up to 7% of monthly base pay toward the purchase of the Company's common stock. The purchase price for shares purchased under the plan is 85% of the lesser of the fair market value at the beginning or end of the plan year.

7.  LINE OF CREDIT AND LONG-TERM DEBT:

    LINE OF CREDIT

    The Company may borrow up to $7.5 million under the terms of a committed, unsecured, revolving bank line of credit. At the Company's option, interest on outstanding borrowings may be at the Bank's published reference rate or alternative rates specified in the agreement. The line of credit expires on January 1, 1997, and the Company is seeking to renew this facility. The agreement contains covenants which require the Company to maintain certain liquidity and long-term solvency ratios and prohibits the Company from incurring other debts or liens outside the ordinary course of business. The Company pays an annual commitment fee of .2 percent on the average unused balance. There were no borrowings under the line at December 31, 1995 and at September 30, 1996, borrowings under the line totaled $1,627 (unaudited).

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

7.  LINE OF CREDIT AND LONG-TERM DEBT: (CONTINUED)
    LONG-TERM DEBT

    At September 30, 1996, notes payable consists of the following (unaudited):

6.0 percent note payable, in relation to Culverin acquisition in payments, including interest, of $346, due November 1, 1996 and $50 due January
 1998.......................................................................  $     396
Note payable, in relation to Pathways acquisition, final payment due January
 1997.......................................................................        900
Note payable, in relation to Halcyon acquisition, with imputed interest at 8
 percent, due in quarterly installments of $50 through 2001.................        770
Note payable, in relation to Halcyon acquisition, due upon completion of the
 development of a new specified product.....................................        225
8.5 percent note payable, assumed in the Halcyon acquisition, in monthly installments of $6, including interest with final payment due October
 2004.......................................................................        391
Guaranteed royalties to be paid in relation to Input acquisition, with
 imputed interest at 6 percent, payable through March 2001..................      1,533
TSTG non-compete payments through April 1999................................        275
                                                                              ---------
                                                                                  4,490
Less current installment of long-term debt, included in notes payable.......      1,675
                                                                              ---------
Long-term debt, excluding current installment...............................  $   2,815
                                                                              ---------
                                                                              ---------

    Aggregate maturities of long-term debt are as follows:

YEARS ENDING DECEMBER 31,
------------------------------
    1996......................  $     564
    1997......................      1,111
    1998......................        245
    1999......................        312
    2000......................        229
    Thereafter................      2,029
                                ---------
                                $   4,490
                                ---------
                                ---------

8.  OPERATING LEASES:
    The Company leases facilities and equipment under operating leases, with terms from one year to ten years, payable in monthly installments. Total lease expense was as follows:

                                   YEARS ENDED DECEMBER 31,
                                -------------------------------
                                  1993       1994       1995
                                ---------  ---------  ---------
Lease expense.................  $     504  $     906  $     999
                                      ---        ---        ---
                                      ---        ---        ---

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

8.  OPERATING LEASES: (CONTINUED)
    Future minimum lease payments are as follows:

YEARS ENDING DECEMBER 31,
------------------------------
    1996......................  $   1,270
    1997......................      1,139
    1998......................      1,074
    1999......................      1,064
    2000......................      1,089
    Thereafter................      1,381
                                ---------
                                $   7,017
                                ---------
                                ---------

9.  INCOME TAXES:
    The provision (benefit) for income taxes is as follows:

                                                                             YEARS ENDED
                                                                            DECEMBER 31,
                                                                   -------------------------------
                                                                     1993       1994       1995
                                                                   ---------  ---------  ---------
Current tax provision:
  Federal........................................................  $   1,102  $   1,630  $     944
  State..........................................................        209        344        123
                                                                   ---------  ---------  ---------
                                                                       1,311      1,974      1,067
Deferred tax (benefit)...........................................     --         --           (900)
                                                                   ---------  ---------  ---------
Total provision..................................................  $   1,311  $   1,974  $     167
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    The reconciliation of the statutory Federal income tax rate to the Company's effective income tax rate is as follows:

                                                                                YEARS ENDED
                                                                               DECEMBER 31,
                                                                      -------------------------------
                                                                        1993       1994       1995
                                                                      ---------  ---------  ---------
Federal statutory rate..............................................       34.0%      34.0%      34.0%
State income taxes net of Federal benefit...........................        3.9        4.1        5.4
Disallowance of meals and entertainment expenses....................        0.3        0.7       11.5
Purchase accounting adjustments.....................................     --         --             .5
Tax free interest...................................................       (0.2)      (1.5)      (9.7)
Change in valuation allowance.......................................       (3.0)      (3.0)       2.1
Adjustment to accrued income taxes..................................     --         --           (6.6)
Other...............................................................        1.7        1.7       (3.1)
                                                                            ---        ---        ---
                                                                           36.7%      36.0%      34.1%
                                                                            ---        ---        ---
                                                                            ---        ---        ---

    The effective tax benefit of 9 percent for the nine months ended September 30, 1996 is a result of the non-deductible portion of the acquired in-process research and development and non-deductible goodwill amortization (unaudited).

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

9.  INCOME TAXES: (CONTINUED)
    Deferred tax assets and (liabilities) are comprised of the following components:

                                                                                 YEARS ENDED
                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1994       1995
                                                                             ---------  ---------
Current deferred tax asset:
  Allowance for doubtful accounts..........................................  $      76  $     110
  Reserve for obsolete inventories.........................................     --              6
  Accrued vacation liability...............................................         64         72
  Current portion of net operating loss carryforwards......................         88         88
  Conversion of Culverin from cash to accrual basis........................     --             34
  Severance and other accruals.............................................     --            135
                                                                             ---------  ---------
    Total current deferred tax asset.......................................  $     228  $     445
                                                                             ---------  ---------
                                                                             ---------  ---------
Long-term deferred tax (liability):
  Intangibles amortization.................................................  $      33  $     123
  Book versus tax depreciation.............................................        (13)       (13)
  Capitalized software.....................................................       (800)    (1,641)
  Equity in losses of investee.............................................     --             21
  Net operating loss and credit carryforwards..............................        591        594
                                                                             ---------  ---------
Gross long-term deferred tax (liability)...................................       (189)      (916)
  Valuation allowance......................................................        (39)       (49)
                                                                             ---------  ---------
    Total long-term deferred tax (liability)...............................  $    (228) $    (965)
                                                                             ---------  ---------
                                                                             ---------  ---------

    The increase (decrease) in the valuation allowance was as follows:

                                                                           YEARS ENDED
                                                                           DECEMBER 31,
                                                                        ------------------
                                                                        1993   1994   1995
                                                                        -----  -----  ----
Increase (decrease) in valuation allowance............................  $(109) $(162) $10
                                                                        -----  -----  ----
                                                                        -----  -----  ----

    At December 31, 1995, for Federal tax return reporting purposes, the Company has approximately $1,230 of regular and alternative minimum tax loss carryovers that expire at various dates through 2008. In addition, at December 31, 1995, the Company has $152 of general business credit carryovers and $113 of research and development credits available that expire at various dates through 2003 and 2009, respectively. The general business credit carryovers may not be used to offset taxes payable until the tax loss carryovers are fully utilized.

    The Tax Reform Act of 1986 contains provisions which limit the net operating loss and tax credit carryovers available to be used in any given year in the event of certain circumstances including significant changes in ownership interests. The Company is limited to using approximately $230 of net operating loss carryovers in any one year.

10. PREFERRED STOCK:
    The Company is redeeming the 10,300 outstanding shares of mandatory redeemable Class A preferred stock at $262.14 per share over a 28-year period ending in the year 2018. The present value of the remaining payments, which are due quarterly, has been recorded as the carrying value at December 31, 1994 and 1995.

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. PREFERRED STOCK: (CONTINUED)
The carrying value is adjusted as payments are made and dividends are accrued on the shares yet to be redeemed. The rate used to calculate the present value was 13% per annum, which approximated the Company's borrowing rate at the time redemption commenced.

    The repayment schedule for the mandatory redeemable Class A preferred stock at December 31, 1995 is as follows:

YEARS ENDING DECEMBER 31,
-------------------------------------------------------------------------------------
    1996.............................................................................  $     103
    1997.............................................................................        103
    1998.............................................................................        103
    1999.............................................................................        103
    2000.............................................................................        103
    Thereafter.......................................................................      1,736
                                                                                       ---------
    Total future payments............................................................      2,251
    Less--amount representing dividends..............................................     (1,490)
                                                                                       ---------
    Present value of future payments.................................................        761
    Less--current portion............................................................     --
                                                                                       ---------
    Long-term mandatory redeemable preferred stock...................................  $     761
                                                                                       ---------
                                                                                       ---------

    In February 1991, 4,500 shares of Class B preferred stock were converted to 53,196 shares of common stock and warrants to purchase 257,632 shares of common stock at $1 per share, expiring February 2001. The warrants were converted to common stock in August 1993. The number of shares of common stock gives effect to an eight-for-one stock split made in 1991.

    In February 1991, the Company issued 566,500 shares of Class C preferred stock, $10 par value, and warrants to purchase 1,257,610 shares of common stock for a total purchase price of $5,665. The Class C warrants were exercisable at $.001 per share. In August 1993, all Class C preferred stock was redeemed at $10 per share plus dividends accrued using proceeds from the Company's initial public offering and all Class C warrants were converted to common stock.

11. STOCK OPTIONS AND DIRECTOR COMPENSATION:
    At December 31, 1995, the Company had four stock option plans: a Consolidated Plan, a nonqualified stock option plan, and two plans for outside directors.

    Under the Consolidated Plan, options, which consist of incentive stock options and nonqualified stock options, vest ratably over five years and generally expire ten years from the date of grant. Outstanding options have expiration dates beginning in the year 2001. The exercise price for incentive stock options granted under the plan is set at the fair market value at the grant date. The exercise price for nonqualified options may be set below the fair market value at the grant date, but, to this date, no options have been granted with an exercise price less than fair market value at the grant date.

    Under the nonqualified stock option plan, available to officers and key employees, the vesting period and exercise price, which may be set below the fair market value at the date of grant, are determined by the Compensation Committee of the Board of Directors. To this date, no options have been granted with an exercise price less than fair market value at the date of grant.

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. STOCK OPTIONS AND DIRECTOR COMPENSATION: (CONTINUED)
    Under the Restated Outside Director Restricted Stock Plan (the "Restricted Plan"), 40,000 shares of common stock have been reserved for issuance to outside directors. As of December 31, 1993, 24,600 shares had been issued under the plan and were no longer restricted, leaving 15,400 shares available for future grants. In May 1994, the shareholders approved the Restated Outside Director Compensation and Stock Option Plan (the "Compensation Plan"), which provides for outside directors to be paid $5,000 per year and allows for the issuance of 50,000 shares, comprised of 15,400 shares under the Restricted Plan and 34,600 shares under the Consolidated Plan, as stock options.

    Below is a table showing the activity for the aforementioned stock option plans for the past three years:

                                                               SHARES        EXERCISE         TOTAL
                                                             SUBJECT TO      PRICE PER      EXERCISE
                                                               OPTIONS         SHARE          PRICE
                                                            -------------  -------------  -------------
Balances, December 31, 1992...............................       989,116    $1.00- 1.25     $   1,094
  Options granted.........................................       361,090     1.53-12.25         2,785
  Options exercised.......................................       (76,283)    1.00- 1.25           (84)
  Options lapsed..........................................       (75,571)    1.00- 2.95           (84)
                                                            -------------  -------------       ------
Balances, December 31, 1993...............................     1,198,352     1.00-12.25         3,711
  Options granted.........................................       152,500    11.75-13.50         2,001
  Options exercised.......................................       (31,975)    1.00- 2.95           (43)
  Options lapsed..........................................       (40,286)    1.25-12.25          (333)
                                                            -------------  -------------       ------
Balances, December 31, 1994...............................     1,278,591     1.00-13.50         5,336
  Options granted.........................................       140,384    12.50-12.75         1,790
  Options exercised.......................................      (547,381)    1.00-13.25          (668)
  Options lapsed..........................................       (46,912)    1.25-13.50          (496)
                                                            -------------  -------------       ------
Balances, December 31, 1995...............................       824,682    $1.00-13.50     $   5,962
                                                            -------------  -------------       ------
                                                            -------------  -------------       ------

    For all four plans at December 31, 1995 there were 946,625 shares of unissued stock reserved for issuance under the plans, of which options for the purchase of 121,943 shares remained available for future grants. Options to purchase 245,180 shares of common stock were exercisable at December 31, 1995.

                             CFI PROSERVICES, INC.

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                               QUARTER ENDED(2)
                                                                     -------------------------------------
                                                                      MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                                                        1996       1996(1)       1996
                                                                     -----------  ---------  -------------
Revenue............................................................   $  11,008   $  15,399    $  16,262
Gross profits......................................................       7,363      10,249       10,646
Net income (loss)..................................................         869      (4,059)       1,468
Net income (loss) per share........................................   $    0.18   $   (0.84)   $    0.28

                                                                                       QUARTER ENDED(2)
                                                                     ----------------------------------------------------
                                                                      MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                                        1995        1995         1995          1995(3)
                                                                     -----------  ---------  -------------  -------------
Revenue............................................................   $   7,320   $   8,756    $   9,363      $  11,337
Gross profits......................................................       4,675       5,905        6,514          8,010
Net income (loss)..................................................         220         786          959         (1,739)
Net income (loss) per share........................................   $    0.05   $    0.16    $    0.19      $   (0.35)

                                                                                       QUARTER ENDED(2)
                                                                     ----------------------------------------------------
                                                                      MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                                        1994        1994         1994           1994
                                                                     -----------  ---------  -------------  -------------
Revenue............................................................   $   7,168   $   7,894    $   8,255      $   9,299
Gross profits......................................................       5,182       5,502        5,696          6,590
Net income.........................................................         736         780          900          1,001
Net income per share...............................................   $    0.15   $    0.16    $    0.19      $    0.21

------------------------
(1) The loss in the second quarter of 1996 results from a pretax charge of $8,030 for the value of in-process research and development efforts at the date of acquisition pertaining to five companies acquired in April 1996 (see
    Note 2).

(2) Certain amounts for all periods prior to June 30, 1996 have been reclassified to conform to the current presentation.

(3) The loss in the fourth quarter of 1995 results from a pretax charge of $4,549. The charge consists of $3,700 for the value of Culverin's in-process research and development efforts at the date of acquisition, and $849 for restructuring (see Note 2).

                           CFI'S KNOWLEDGE ADVANTAGE

CFI Knowledge Set    CFI Moment    Banking Deliverables

[Diagram with a stack of three books labeled Banking, Technology and Legal with arrows from each book to icons labeled Branch Customer, Call Center Customer and PC Customer with arrows from each such icon pointing to a box containing a description of the Company's banking deliverables (listed below).]

Loan Disclosures
Loan Documentation
New Account Setup and Documentation
Cross-Selling Other Bank Products
Account Inquiry
Compliance Tracking, Analysis and Reporting

CFI incorporates banking, technology, and legal knowledge into its intelligent software solutions. Its expertise comes together at key points of contact between a financial institution and its customers. The CFI moment of contact allows the institution to more effectively deliver and cross-sell products, service accounts, generate documentation and track business performance on an ongoing basis.

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Price Range of Common Stock...............................................   16
Capitalization............................................................   17
Selected Consolidated Financial Data......................................   18
Pro Forma Consolidated Financial Statements...............................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   24
Business..................................................................   34
Management................................................................   44
Description of Securities Being Registered................................   46
Shares Eligible for Future Sale...........................................   49
Underwriting..............................................................   50
Legal Matters.............................................................   51
Experts...................................................................   51
Documents Incorporated By Reference.......................................   51
Available Information.....................................................   52
Index to Financial Statements.............................................  F-1

                                1,550,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                               HAMBRECHT & QUIST

                                 DAIN BOSWORTH
                                  INCORPORATED

                         PACIFIC CREST SECURITIES INC.

                                           , 1996

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS

    The following Exhibits are filed as part of the Registration Statement.

 EXHIBIT
   NO.                               DOCUMENT
---------   -----------------------------------------------------------
   *1.1     Form of Underwriting Agreement.

    3.1     Registrant's Amended and Restated Articles of Incorporation
            (filed as Exhibit 3(i)(a) to the Registration Statement on
            Form S-1 (Registration No. 33-64894) filed with the
            Securities and Exchange Commission on June 23, 1993 and incorporated herein by reference).

    3.2     Amendments to Registrant's Amended and Restated Articles of
            Incorporation (effective June 28, 1993) (filed as Exhibit
            3(i)(b) to the Registration Statement on Form S-1
            (Registration No. 33-64894) filed with the Securities and Exchange Commission on July 26, 1993 and incorporated herein by reference).

    3.3     Amendments to Registrant's Amended and Restated Articles of
            Incorporation (effective July 26, 1993) (filed as Exhibit
            3(i)(c) to the Registration Statement on Form S-1
            (Registration No. 33-64894) filed with the Securities and Exchange Commission on August 10, 1993 and incorporated herein by reference).

    5.1     Opinion of Farleigh, Wada & Witt, P.C. as to legality of
            Common Stock.

   10.1     Amendment No. 4 to Business Loan Agreement, dated as of
            November 21, 1996, between Registrant and Bank of America
            NT & SA.

   23.1     Consent of Arthur Andersen LLP.

   23.2     Consent of Deloitte & Touche LLP.

   23.3     Consent of Farleigh, Wada & Witt, P.C. (included in Exhibit
            5.1).

  *24.1     Power of Attorney (see II-4).

  *27.1     Financial Data Schedule.

------------------------
* Previously filed.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, Oregon, on this 2nd day of December, 1996.

                           CFI PROSERVICES, INC.

                                 By:          /s/ MATTHEW W. CHAPMAN
                              -----------------------------------------
                                         Matthew W. Chapman,
                                 CHIEF EXECUTIVE OFFICER AND CHAIRMAN

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman and Chief
    /s/ MATTHEW W. CHAPMAN       Executive Officer and
------------------------------   Director (Principal         December 2, 1996
      Matthew W. Chapman         Executive Officer)

                     *          President, Chief Operating
------------------------------   Officer and Director        December 2, 1996
      Robert P. Chamness

                     *          Executive Vice President,
------------------------------   Secretary and Director      December 2, 1996
        Robert T. Jett

                     *
------------------------------  Director                     December 2, 1996
       J. Kenneth Brody

                     *
------------------------------  Director                     December 2, 1996
       Brian P. Murphy

                     *
------------------------------  Director                     December 2, 1996
       Lorraine O. Legg

                     *
------------------------------  Director                     December 2, 1996
       David G. Golden

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                     *
------------------------------  Director                     December 2, 1996
        Eran S. Ashany

                                Vice President, Treasurer,
                     *           and Chief Financial
------------------------------   Officer (Principal          December 2, 1996
          Fred Hall              Accounting and Financial
                                 Officer)

  By:         /s/ MATTHEW W.
           CHAPMAN
------------------------------
      Matthew W. Chapman
       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                     DOCUMENT                                   PAGE
---------   ----------------------------------------------------------------------  ---------
   *1.1     Form of Underwriting Agreement........................................

    3.1     Registrant's Amended and Restated Articles of Incorporation (filed as
            Exhibit 3(i)(a) to the Registration Statement on Form S-1
            (Registration No. 33-64894) filed with the Securities and Exchange
            Commission on June 23, 1993 and incorporated herein by reference).....

    3.2     Amendments to Registrant's Amended and Restated Articles of
            Incorporation (effective June 28, 1993) (filed as Exhibit 3(i)(b) to the Registration Statement on Form S-1 (Registration No. 33-64894)
            filed with the Securities and Exchange Commission on July 26, 1993 and
            incorporated herein by reference).....................................

    3.3     Amendments to Registrant's Amended and Restated Articles of
            Incorporation (effective July 26, 1993) (filed as Exhibit 3(i)(c) to the Registration Statement on Form S-1 (Registration No. 33-64894)
            filed with the Securities and Exchange Commission on August 10, 1993
            and incorporated herein by reference).................................

    5.1     Opinion of Farleigh, Wada & Witt, P.C. as to legality of Common Stock
            (to be filed by amendment)............................................

   10.1 Amendment No. 4 to Business Loan Agreement, dated November 21, 1996, between Registrant and Bank of America NT & SA.

   23.1     Consent of Arthur Andersen LLP........................................

   23.2     Consent of Deloitte & Touche LLP......................................

   23.3     Consent of Farleigh, Wada & Witt, P.C. (included in Exhibit 5.1)......

  *24.1     Power of Attorney (see II-4)..........................................

  *27.1     Financial Data Schedule...............................................

------------------------
* Previously filed.